Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTRONIS, INC.

BARRACUDA NETWORKS, INC.

IGLOO MERGER CORP.

AND

OPENVIEW GENERAL PARTNER, L.P.

AS STOCKHOLDER REPRESENTATIVE

DATED AS OF SEPTEMBER 23, 2015

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF APPENDICES, EXHIBITS AND SCHEDULES

Appendix	Description
APPENDIX I	Definitions
APPENDIX II	Company Option Holders
APPENDIX III	Company Warrant Holders
APPENDIX IV	Key Employees and Selected Key Employees
APPENDIX V	Sample Net Current Assets Calculation

Exhibit	Description
EXHIBIT A	Form of Restrictive Covenant Agreement
EXHIBIT B	Form of Certificate of Merger
EXHIBIT C	Form of Letter of Transmittal

Schedules	Description
SCHEDULE 5.14	Closing Allocation Schedule
SCHEDULE 5.16	Persons Executing and Delivering Restrictive Covenant Agreement
SCHEDULE 5.18	Covered Persons
SCHEDULE 7.2(d)	Third Party Consents
SCHEDULE 7.2(e)	Termination of Agreements
SCHEDULE7.2(f)	Modification of Agreements
SCHEDULE 8.2(a)	Other Indemnification Matters
SCHEDULE I-A	Indemnity Allocation Percentages

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This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of September 23, 2015 by and among Barracuda Networks, Inc., a Delaware corporation (“Parent”), Igloo Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Intronis, Inc., a Delaware corporation (the “Company”), and, in its capacity as the stockholder representative, OpenView General Partner, L.P., a Delaware limited partnership (the “Stockholder Representative”).

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, subject to the terms and conditions of this Agreement.

B. Pursuant to the Merger and subject to the terms and conditions of this Agreement, among other things, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

C. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

D. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, each of the Selected Key Employees are entering into a Restrictive Covenant Agreement, each in substantially the form attached hereto as EXHIBIT A (the “Restrictive Covenant Agreements”), with Parent.

E. The parties hereto intend to execute this Agreement under seal.

F. APPENDIX I of this Agreement contains definitions for certain defined terms used in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and in no event later than three (3) Business Days following satisfaction or waiver of the conditions set forth in Article VII hereof (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as EXHIBIT B with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Intronis, Inc.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6 Effect of Merger on the Securities of the Constituent Corporations.

(a) Effect on Series B Preferred Stock. Each share of Series B Preferred Stock issued and outstanding at the Effective Time (other than any Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for, at the Effective Time, the right to receive an amount equal to the sum of (A) the Series B Preference Amount for such share, plus (B) the Per Share Common Amount (the amounts set forth in subclauses (A) and (B) are collectively referred to herein as, the “Series B Per Share Closing Consideration,” plus (C) the Post-Closing Payments, if any, attributable to such share. Notwithstanding the foregoing, the Series B Per Share Closing Consideration shall not exceed the applicable Maximum Participation Amount.

(b) Effect on Series A-1 Preferred Stock. Each share of Series A-1 Preferred Stock issued and outstanding at the Effective Time (other than any Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for, at the Effective Time, the right to receive an amount equal to the sum of (A) the Series A-1 Preference Amount for such share, plus (B) the Per Share Common Amount (the amounts set forth in subclauses (A) and (B) are collectively referred to herein as, the “Series A-1 Per Share Closing Consideration,” plus (C) the Post-Closing Payments, if any, attributable to such share. Notwithstanding the foregoing, the Series A-1 Per Share Closing Consideration shall not exceed the applicable Maximum Participation Amount.

(c) Effect on Series A Preferred Stock. Each share of Series A Preferred Stock issued and outstanding at the Effective Time (other than any Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for, at the Effective Time, the right to receive an amount equal to the sum of (A) the Series A Preference Amount for such share, plus (B) the Per Share Common Amount (the amounts set forth in subclauses (A) and (B) are collectively referred to herein as, the “Series A Per Share Closing Consideration,” plus (C) the Post-Closing Payments, if any, attributable to such share. Notwithstanding the foregoing, the Series A Per Share Closing Consideration shall not exceed the applicable Maximum Participation Amount.

(d) Effect on Common Stock. Each share of Company Common Stock issued and outstanding at the Effective Time (other than any Dissenting Shares and Company Unvested Common Stock) shall cease to be outstanding and shall be converted into and exchanged for, at the Effective Time, the right to receive an amount equal to the sum of (A) the Per Share Common Amount plus (B) the Post-Closing Payments, if any, attributable to such share. Each share of Company Unvested Common Stock that is not vested as of the Closing (without giving effect to any acceleration thereof under the terms of the applicable grant documents or otherwise) shall be cancelled and extinguished without consideration.

(e) Effect on Treasury Stock. Each share of Company Capital Stock that is owned by the Company as treasury stock shall, at the Effective Time, be cancelled and extinguished for no consideration and without any conversion thereof, and shall no longer evidence ownership of the shares of common stock of the Surviving Corporation after the Merger.

(f) Treatment of Preferred Stock Warrants. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Sub or the Company, each Preferred Stock Warrant shall be cancelled and, in exchange therefor, each former holder of any such Preferred Stock Warrant shall be entitled to receive an amount equal to (i) the product of (x) the aggregate number of shares of Series A Preferred Stock or Series A-1 Preferred Stock, as applicable, that would be issued to the applicable Company Warrant Holder in respect of such Warrant if such Warrant were exercised in full by payment of the exercise price therefor in cash and (y) the excess, if any, of the Series A Per Share Closing Consideration or Series A-1 Per Share Closing Consideration, as applicable, minus the exercise price per share of Series A Preferred Stock, or Series A-1 Preferred Stock, as applicable, previously subject to such Warrant (the “Cashed-Out Preferred Warrants”) plus (ii) the Post-Closing Payments, if any, attributable to such shares of Series A Preferred Stock or Series A-1 Preferred Stock, as applicable, that would be issued upon exercise of such Warrants.

(g) Treatment of Common Stock Warrants. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Sub or the Company, each Company Common Stock Warrant shall be cancelled and, in exchange therefor, each former holder of any such Warrant shall be entitled to receive an amount equal to (i) the product of (x) the aggregate number of shares of Company Common Stock that would be issued to the applicable Company Warrant Holder in respect of such Warrant if such Warrant were exercised in full and (y) the Per Share Common Amount (ii) minus the aggregate exercise price per share of Common Stock previously subject to such Warrants (the “Cashed-Out Common Warrants” and, together with the Cashed-Out Preferred Warrants, the “Cashed-Out Warrants”) and plus (iii) the Post-Closing Payments, if any, attributable to such shares of Company Common Stock that would be issued upon exercise of such Warrants.

(h) Treatment of Company Options. Each outstanding Company Option held by an individual (the “Cashed-Out Options”) shall be canceled at the Effective Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock for which such Company Option was vested and exercisable immediately prior to the Effective Time (after giving effect to any accelerated vesting provisions thereof) and (B) the excess, if any, of the Per Share Common Amount less the exercise price per share of such Company Option (the “Option Consideration”) after which it shall be cancelled and extinguished. If (X) the Per Share Common Amount does not exceed the per share exercise price of each outstanding Company Option or (Y) the Company Option is not vested and does not otherwise vest under the terms of an agreement existing as of the date hereof, then such Company Option (or the portion thereof that is not vested) shall be deemed canceled and extinguished, with no further rights to the holder thereof (the “Cancelled Options”) and such Company Option shall not be deemed a Cashed-Out Option. The Company shall take all necessary action to provide for the cancellation of each Company Option in accordance with this Section 1.6(h). Following receipt of a Letter of Transmittal and surrender of each agreement representing any Cashed-Out Options pursuant to Section 1.11(a)(ii), the Company shall promptly pay the applicable portion of the Option Consideration to the eligible Company Option Holders, which amount shall be paid by the Company to the applicable Company Option Holder through its payroll system on a special payroll run on the Closing Date. No interest shall accrue or be paid on the Option Consideration payable with respect to any Cashed-Out Options. In no event shall any Cashed-Out Option or Cancelled Option be assumed by Parent.

(i) Withholding Taxes. The Company, the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement to any current or former Company Holder or to any other Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax Law or under any other applicable Law, provided, however that Parent or the Paying Agent shall give notice to the Stockholder Representative prior to withholding any amount in respect of any Company Stockholder or Company Warrant Holder. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(j) Stockholder Loans. In the event that any Company Holder is indebted to the Company as of the Effective Time, the amount of Initial Merger Consideration payable to such Company Holder pursuant to this Section 1.6 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such Company Holder’s indebtedness to the Company as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.6(j).

(k) For purposes of calculating the amount of cash payable, if any, to each Company Stockholder pursuant to this section, all shares of the Company Capital Stock held by each Company Stockholder shall be aggregated on a certificate-by-certificate basis. The amount of cash payable, if any, to each Company Stockholder for each share certificate held shall be rounded down to the nearest cent. Notwithstanding anything set forth in this section, any Dissenting Shares will be treated as set forth in Section 1.9.

(l) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7 Closing Statement; Post-Closing Adjustments.

(a) The Company shall prepare and, at least five (5) Business Days prior to the Closing, deliver to Parent a closing statement (the “Closing Statement”) certified by the Company’s Chief Financial Officer, which shall include (i) a schedule of the applicable payment(s) to each Person receiving payments pursuant to Section 1.10, including wire instructions for each payment pursuant to Section 1.10 and the calculation of the Initial Merger Consideration, (ii) a statement of the Company’s estimated Net Current Assets as of the Closing (the “Estimated Closing Date NCA”) including a proposed balance sheet of the Company as of the anticipated Closing Date (“Estimated Closing Date Balance Sheet”) reflecting the Company’s good faith calculation of each of the components of the Estimated Closing Date NCA, (iii) a statement of the Estimated Third Party Expenses and the Estimated Indebtedness of the Company; and (iv) the Closing Allocation Schedule to be delivered in accordance with Section 5.14. The Closing Statement shall also indicate, with respect to each “covered security” (as defined in Section 6045 of the Code), the acquisition date and tax basis of such security. The Closing Statement shall be prepared by the Company in good faith, using reasonable diligence and in accordance with terms of this Agreement and GAAP consistently applied and using the policies, principles, conventions, methodologies and procedures used in preparing the Financials. The Closing Statement shall be subject to Parent’s review and consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that any such consent shall not preclude or otherwise impair or limit Parent’s ability to prepare and deliver the Post-Closing Statement pursuant to Section 1.7(b).

(b) As promptly as practicable following the Closing Date, but in no event more than ninety (90) calendar days after the Closing Date, Parent, at its sole cost and expense, shall prepare and deliver to the Stockholder Representative a statement (the “Post-Closing Statement”) setting forth Parent’s good faith determination of the (i) Closing Date NCA, (ii) Indebtedness of the Company as of the Closing and (iii) Third Party Expenses unpaid as of the Closing, which shall be prepared in accordance with the terms of this Agreement and GAAP consistently applied and using the policies, principles, conventions, methodologies and procedures used in preparing the Financials.

(c) Following receipt of the Post-Closing Statement, the Stockholder Representative shall have a period of thirty (30) calendar days (the “First Review Period”) to review the Post-Closing Statement. During the First Review Period (and during any time up through the Final Determination Date), the Stockholder Representative and its accountants, and their respective representatives, shall be entitled to review the Post-Closing Statement and shall have reasonable access during regular business hours to the personnel, books and records and calculations of the Company used in the preparation of the

Post-Closing Statement. At or prior to the end of the First Review Period, the Stockholder Representative will either (i) accept the Post-Closing Statement in its entirety, in which case the final, binding Closing Date NCA, Indebtedness and Third Party Expenses will each be as set forth in the Post-Closing Statement, or (ii) deliver to Parent a written notice (an “Objection Notice”) containing a written explanation of those items that the Stockholder Representative disputes.

(d) In the event the Stockholder Representative delivers an Objection Notice to Parent within the First Review Period, within a further period of thirty (30) calendar days from the end of the First Review Period, the parties and, if desired, their accountants will attempt to resolve in good faith any disputed items and reach a written agreement with respect thereto (a “Settlement Agreement”). In the event the parties do not execute and deliver a Settlement Agreement in the applicable time period, or execute and deliver a Settlement Agreement only in relation to certain, but not all, disputed items, then (i) if such unresolved disputed items (the “Disputed Items”) would result in either an Upward Adjustment Amount (as defined below) or Closing Deficiency (as defined below) in an amount less than $250,000, then the Disputed Items will be as set forth in the Post-Closing Statement or (ii) if the Disputed Items in such Objection Notice would result in either an Upward Adjustment Amount or a Closing Deficiency in an amount equal to or greater than $250,000, then the Parent and the Stockholder Representative shall promptly submit the Disputed Items for resolution to a nationally recognized public accounting firm that does not have a relationship with Parent or the Stockholder Representative and is mutually agreed upon by Parent and the Stockholder Representative (the “Independent Accounting Firm”), which shall be instructed by Parent and the Stockholder Representative to determine and report to Parent and the Stockholder Representative upon the resolution of only such remaining Disputed Items within 30 days after such submission. Each of Parent and the Stockholder Representative shall provide each other and the Independent Accounting Firm with their respective written materials they reasonably deem are relevant to the Independent Accounting Firm’s determination. Parent and the Stockholder Representative shall also each furnish to the Independent Accounting Firm such documents and information relating to the remaining Disputed Items as the Independent Accounting Firm may reasonably request. In resolving any remaining Disputed Item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and disbursements of the Independent Accounting Firm shall be allocated between Parent and the Stockholder Representative in the same proportion that the aggregate amount of such remaining Disputed Items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party bears to the total amount of such remaining Disputed Items so submitted (as finally determined by the Independent Accounting Firm). The Closing Date NCA, Third Party Expenses of the Company, and Indebtedness of the Company as determined in accordance herewith shall be the final and binding calculation of Closing Date NCA, Third Party Expenses of the Company, and Indebtedness of the Company.

(e) Adjustment.

(i) If the Adjusted Merger Consideration exceeds the Initial Merger Consideration (such excess, the “Upward Adjustment Amount”), then Parent shall promptly deliver to the Paying Agent, for benefit of and prompt payment to the Company Holders, an amount equal to the Upward Adjustment Amount.

(ii) If the Initial Merger Consideration exceeds the Adjusted Merger Consideration (such excess, the “Closing Deficiency”), then the Holdback Amount shall be reduced by an amount equal to the Closing Deficiency.

(iii) Any payment required by this Section 1.7(e) shall be deemed to be an adjustment to the Total Merger Consideration paid hereunder.

1.8 Paying Agent. U.S. Bank, National Association, shall serve as the Paying Agent (the “Paying Agent”) for the Merger. At the Closing, Parent shall deposit in a separate interest-bearing account or shall cause to be deposited with the Paying Agent to be held in an interest-bearing account, for the benefit of the Company Holders, an amount in cash equal to the Initial Merger Consideration (less the applicable portion of the Initial Merger Consideration constituting Option Consideration). From and after the Effective Time, the Paying Agent shall act as paying agent in effecting the payments under Section 1.6.

1.9 Appraisal Rights.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.

(b) Notwithstanding the provisions of Section 1.9(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Parent shall approve, in advance, any communication to be made by the Company to any Stockholder with respect to such demands. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (A) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (B) incurs any other costs or expenses, (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments without regard to the Basket Amount (as defined in Section 8.3(a) hereof).

1.10 Payments at Closing. At the Closing:

(a) the Company shall pay, through its payroll system, all severance, termination, change in control or similar payments to any current or former employee, consultant or contractor of the Company as specified in the Closing Allocation Schedule (the “CIC Payments”);

(b) the Company shall pay to such account or accounts as the Company specifies in the Closing Statement the aggregate amount of all Estimated Third Party Expenses as of the Closing by wire transfer of immediately available funds;

(c) Parent shall, on behalf of the Company, pay to the applicable lenders, by wire transfer of immediately available funds, the amount of Indebtedness of the Company set forth in the Payoff Letters with respect to such lender delivered by the Company in accordance with Section 7.2(g); and

(d) Parent shall pay to the Stockholder Representative Fund, by wire transfer of immediately available funds pursuant to wire instructions provided to Parent at least five (5) Business Days prior to the Closing, an amount equal to the Stockholder Representative Fund Amount.

(e) Parent shall pay to the Paying Agent (as defined in Section 1.8) by wire transfer of immediately available funds, an amount equal to the Initial Merger Consideration (less the applicable portion of the Initial Merger Consideration constituting Option Consideration) to pay the amounts contemplated by Section 1.6 hereof. Notwithstanding the foregoing, Parent shall pay to the Company for distribution to the Company Option Holders the applicable portion of the Initial Merger Consideration constituting Option Consideration) pursuant to Section 1.6 to be made through the Surviving Company’s payroll system at the first regularly scheduled payroll run following Closing.

1.11 Surrender of Certificates.

(a) Exchange Procedures.

(i) Prior to the Closing Date, the Company shall deliver to each Company Stockholder, holder of Cashed-Out Options and holder of Cashed-Out Warrants, a letter of transmittal in the form attached hereto as EXHIBIT C (the “Letter of Transmittal”) at the address set forth opposite each such Company Holder’s name on the Closing Allocation Schedule (as defined in Section 5.14 herein).

(ii) After receipt of such letter of transmittal and any other documents that Parent or the Paying Agent may reasonably require in order to effect the exchange (the “Exchange Documents”), (a) the Company Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) (b) the holders of Cashed-Out Options will surrender each agreement representing any Cashed-Out Option (a “Cashed-Out Option Agreement”) and (c) holders of Cashed-Out Warrants will surrender each agreement representing any Cashed-Out Warrant (a “Cashed-Out Warrant Agreement”), in each case to the Paying Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Stock Certificate, Cashed-Out Option Agreement or Cashed-Out Warrant Agreement for cancellation to the Paying Agent, or such other agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.11(b) hereof, the holder of such a Company Stock Certificate, Cashed-Out Option Agreement or Cashed-Out Warrant Agreement shall be entitled to receive from the Paying Agent in exchange therefor, the applicable portion of the Initial Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof and as set forth on the Closing Allocation Schedule, and the Company Stock Certificate so surrendered shall be cancelled.

(iii) Until so surrendered, each Company Stock Certificate, Cashed-Out Option Agreement or Cashed-Out Warrant Agreement will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable cash amounts payable to such Company Holder pursuant to Section 1.6 hereof, without interest thereon. No portion of the Total Merger Consideration will be paid to the holder of any unsurrendered (A) Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby, (B) Cashed-Out Option Agreement or (C) Cashed-Out Warrant Agreement until the holder of record of such Company Stock Certificate, Cashed-Out Option Agreement or Cashed-Out Warrant Agreement shall surrender such Company Stock Certificate, Cashed-Out Option Agreement or Cashed-Out Warrant Agreement and the Exchange Documents pursuant hereto.

(b) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 hereof to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefore, it will be a condition of the issuance or delivery thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other similar Taxes required by reason of the payment of any portion of the Total Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(c) Paying Agent to Return Cash Consideration. At any time following the last day of the sixth (6th) month following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all applicable cash amounts that have been deposited with the Paying Agent pursuant to Section 1.10 hereof, and any and all interest thereon or other income or proceeds thereof, not disbursed to the Company Holders pursuant to Section 1.11(a) hereof, and thereafter the Company Holders shall be entitled to look to Parent (subject to the terms of Section 1.11(d) hereof) only as general creditors thereof with respect to any and all cash amounts that may be payable to such Company Holders pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificate, Cashed-Out Option Agreement or Cashed-Out Warrant Agreement and duly executed Exchange Documents in the manner set forth in Section 1.11(a) hereof. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.11(c) and which are subsequently delivered to the Company Holders.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.11, neither the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to a Company Holder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.12 No Further Ownership Rights in Company Capital Stock, Cashed-Out Options or Cashed-Out Warrants. The cash amounts paid in respect of the surrender for exchange of shares of Company Capital Stock and termination of Cashed-Out Options and Cashed-Out Warrants in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, Cashed-Out Options and Cashed-Out Warrants, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificate, Cashed-Out Option Agreement or Cashed-Out Warrant Agreement are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.13 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance reasonably acceptable to Parent, against any claim that may be made against Parent or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.14 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, as of the date hereof and as of the Closing Date, that:

2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business. The Company has delivered to Parent a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). Section 2.1(a) of the Disclosure Schedule lists the directors and officers of the Company. Except as set forth on Section 2.1 of the Disclosure Schedule, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 2.1(b) of the Disclosure Schedule also lists every state or foreign jurisdiction in which each of the Company has employees or facilities or otherwise conducts its business.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 22,386,440 shares of Company Common Stock, of which 6,176,159 shares are issued and outstanding, and 12,859,071 shares of preferred stock, of which 12,724,801 shares are issued and outstanding. As of the date hereof, (i) 6,176,159 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock are held by the Company in its treasury, (iii) 7,287,178 shares of Series A Preferred Stock are issued and outstanding, (iv) 1,454,964 shares of Series A-1 Preferred Stock are issued and outstanding, (v) 3,982,659 shares of Series B Preferred Stock are issued and outstanding, and a sufficient number of shares of Company Common Stock are reserved for issuance upon conversion of all outstanding preferred stock. As of the date of this Agreement, the capitalization of the Company, including the legal and beneficial owners of all outstanding Company Capital Stock is as set forth in Section 2.2(a)(1) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or, to the Company’s Knowledge, by which it is bound, and have been issued in compliance with federal and state securities laws. All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued by the Company in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or Company Options or Company Warrants, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock authorized, issued or outstanding, other than as set forth above. Section 2.2(a)(2) of the Disclosure Schedule sets forth for all holders of Company Unvested Common

Stock, if any, the name of the holder of such Company Unvested Common Stock, the repurchase price of such Company Unvested Common Stock, and the vesting schedule for such Company Unvested Common Stock, including the extent vested to date and whether the vesting of such Company Unvested Common Stock will be accelerated by the transaction contemplated by this Agreement.

(b) Except for the Company Option Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has cumulative authorized and reserved 5,497,073 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Company Option Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which (i) 2,596,401 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Company Option Plan, and (ii) 1,659,987 shares have been issued upon the exercise of options granted under the Company Option Plan and 1,659,987 such shares remain outstanding as of the date hereof. As of the date hereof, an aggregate of 225,570 shares of Company Common Stock are issuable upon the exercise of outstanding Company Warrants. Section 2.2(b)(1) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the type of entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether by its terms the vesting of such option or warrant would be accelerated by the transactions contemplated by this Agreement, and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. Section 2.2(b)(2) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest of all outstanding Stockholder loans described in Section 1.6(j) hereto. Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or other agreements, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby or as set forth on Section 2.2(b)(3) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(c) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar ownership interest in, any corporation, partnership, joint venture or other business association or entity.

(d) The allocation of the Total Merger Consideration set forth in the Closing Allocation Schedule is in accordance with the Certificate of Incorporation and the DGCL.

2.3 Subsidiaries. The Company has no Subsidiaries.

2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and subject to receipt of the Requisite Stockholder Approval and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Company Stockholders. The Requisite Stockholder Approval as defined in Section 5.1 hereof constitutes the vote required to approve this Agreement by the Stockholders pursuant to the Charter Documents and applicable Law. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies (the “Bankruptcy and Equity Exceptions”).

2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not, in whole or in part, (a) constitute a breach or violation of, or a default under, conflict with (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”), any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, license (each a “Contract” and collectively the “Contracts”), permit, concession or franchise to which the Company or any of its properties or assets (whether tangible or intangible) is subject, (b) constitute a breach or violation of, or a default under, any provision of the Charter Documents or the organizational documents of any of its Subsidiaries or (c) violate, in any material respect, any Law applicable to the Company or any of its properties (whether tangible or intangible) or assets in effect as of the date of this Agreement.

2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any Contract with the Company (so as not to trigger any Conflict), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Company Stockholders constituting the Requisite Stockholder Approval and (d) as set forth in Section 2.6 of the Disclosure Schedule.

2.7 Company Financial Statements.

(a) The Company has delivered to Parent the Company’s (i) audited balance sheet as of December 31, 2014 and 2013 and the related audited statements of income, stockholders’ equity and cash flows for each of the years ended December 31, 2014 and 2013 (the “Year-End Financials”), (ii) and the unaudited interim balance sheet as of July 31, 2015 (the “Current Balance Sheet”) and the related unaudited interim statements of income, stockholders’ equity and cash flows for the seven (7) months ended July 31, 2015 (together with the Current Balance Sheet, the “Interim Financials” and collectively, with the Year-End Financials, the “Financials”).

(b) The Financials (i) have been prepared from the books and records of the Company, (ii) comply as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other and (iv) fairly present, in all material respects and in accordance with GAAP, the financial condition of the Company on a consolidated basis at the dates therein indicated and the results of operations and cash flows of the Company on a consolidated basis for the periods therein specified (subject, in the case of the Interim Financials, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate are material in amount).

(c) The books of account and other financial records of the Company have been kept accurately in the ordinary course of business consistent with applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of the Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since January 1, 2013, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

(d) Section 2.7(d) of the Disclosure Schedule sets forth an accurate and complete list of all Indebtedness of the Company.

2.8 No Undisclosed Liabilities. The Company does not have any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, other than those (i) reflected in the Current Balance Sheet, (ii) incurred in the Ordinary Course since the date of the Current Balance Sheet (none of which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) or (iii) incurred solely as a result of any action expressly required to be taken by the terms this Agreement.

2.9 No Changes. Since December 31, 2014, there has not occurred any Material Adverse Effect and there has not been any change, event, development or condition (whether or not covered by insurance) that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect. Since December 31, 2014, the Company has conducted their business in the Ordinary Course and, except as set forth on Section 2.9 of the Disclosure Schedule, there has not occurred:

(a) any acquisition, sale or transfer of any material asset of the Company other than in the Ordinary Course;

(b) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates), except insofar as may be required by a generally applicable change in GAAP, by the Company or any revaluation by the Company of any of their assets;

(c) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock;

(d) any Material Contract entered into by the Company, other than in the Ordinary Course and as made available to Parent, or any amendment or termination of, or default or relinquishment of any right under, any Material Contract;

(e) any amendment or change to the certificate of incorporation, bylaws or other organizational documents of the Company;

(f) any increase in or other material modification of the compensation or benefits (including any severance benefits) payable or to become payable by any of the Company to any of its directors or employees, except for annual wage increases made in the Ordinary Course and reflected in the wages disclosed on Section 2.20 of the Disclosure Schedule;

(g) any incurrence, assumption or guarantee by the Company of any Indebtedness for borrowed money or any creation or assumption of any Lien on any asset by the Company, except for Indebtedness that will be repaid at or prior to Closing;

(h) any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting the material assets, properties or business of the Company and, to the Company’s Knowledge, no such loss is threatened;

(i) any making of any loan, advance or capital contribution to or investment in any Person, excluding any advances to employees not in excess of $10,000 in the aggregate, made in the Ordinary Course relating solely to advancement of travel and other business expenses, the reimbursement of which are contingent upon reasonable documentation and appropriateness thereof;

(j) any relinquishment by the Company of any Material Contract or other material right, other than those contemplated by this Agreement;

(k) any labor dispute, other than routine and individual grievances that are unlikely to result in any material claim or action, or, to the Company’s Knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or any lockouts, strikes, slowdowns or work stoppages or threats thereof by or with respect to such employees;

(l) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $25,000 individually or $50,000 in the aggregate;

(m) except for capital expenditures and commitments referred to in paragraph (l) above, any (i) acquisition, lease, exclusive license or other purchase of any tangible assets or property or Intellectual Property, or (ii) disposition, assignment, transfer, exclusive license or other sale of, any tangible assets or property or Intellectual Property, in each case in one or more transactions, or any commitment in respect thereof, that, individually or in the aggregate, involved or involve payments of $50,000 or more;

(n) a grant of credit in excess of $25,000 to any customer, distributor or supplier of the Company on terms or in amounts more favorable than had been extended to such customer, distributor or supplier in the past;

(o) any material adverse change in any of the Company’s relations with any customers, distributors, suppliers or agents;

(p) any settlement or compromise of any pending or threatened claim, suit, action, proceeding, investigation or arbitration;

(q) a default by the Company or, to the Company’s Knowledge, any default by another party under any material lease, license or other occupancy arrangement or any receipt of notice of noncompliance or violation thereof by the Company from any Person;

(r) any delay or postponement by the Company in the payment of accounts payable and other liabilities outside the Ordinary Course;

(s) any action taken by the Company or failure of the Company to take any action that has had, or could reasonably be expected to have, the effect of accelerating to pre-Closing periods sales to trade or other customers that would otherwise be expected to occur after the Closing (including any failure to market and sell its products in normal commercial quantities and through normal commercial channels prior to the Closing); or

(t) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

2.10 Tax Matters. Except as set forth on Section 2.10 of the Disclosure Schedule:

(a) Tax Returns. The Company and each of its Subsidiaries have prepared and timely filed all income and other Tax Returns required to be filed by any of them and such Tax Returns are true, complete and correct in all material respects and have been completed in accordance with applicable Laws. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction. Neither the Company nor any of its Subsidiaries is subject to net income Tax in any country other than the United States by virtue of having a permanent establishment or other place of business in that country. The Company has made available to Parent copies of all income and other material Tax Returns filed by the Company and each of its Subsidiaries for all periods since 2013. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. The Company and each of its Subsidiaries have disclosed on all applicable Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor any of its Subsidiaries is currently participating in, or has engaged in, any transaction that would constitute a “listed transaction,” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or Section 6707A(c)(1) of the Code and similar state or local Tax statutes and that has not been disclosed on an applicable Tax Return.

(b) Tax Payments and Accruals. The Company and each of its Subsidiaries, as of the Effective Time, will have paid all Taxes due and payable by the Company or any of its Subsidiaries on or prior to the Effective Time, whether or not shown on any Tax Return. The Current Balance Sheet reflects all liabilities for unpaid Taxes of the Company and each of its Subsidiaries for all periods (or portions of periods) through the date of the Current Balance Sheet, and neither the Company nor any of its Subsidiaries has any liability for unpaid Taxes accruing after the date of the Current Balance Sheet except for Taxes arising in the Ordinary Course subsequent to the date of the Current Balance Sheet. The Closing Statement is true, correct and complete as to , with respect to each “covered security” (as defined in Section 6045 of the Code), the acquisition date and tax basis of such security.

(c) Liability for Other Person’s Taxes; Withholding. Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations (other than a group the parent of which is the Company) (within the meaning of Section 1504(a) of the Code) filing a consolidated United States federal income Tax Return and neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations (other than a group the parent of which is the Company) filing a consolidated, combined or unitary income Tax Return under provisions of state, local or foreign Tax Law comparable to Section 1504(a) of the Code. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract (other than commercial contracts entered into in the Ordinary Course, the principal purpose of which is not related to Taxes). Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing agreement or similar arrangement. The Company and each of its Subsidiaries have timely reported, withheld, and remitted, as applicable, with respect to their employees and other third parties, all Taxes required to be reported and/or withheld and remitted.

(d) Audits; Deficiencies; Waivers; Rulings. No Tax Returns of the Company or any of its Subsidiaries have ever been audited by a Tax Authority, and neither the Company nor any of its Subsidiaries has ever been notified in writing of any request for such an audit or other examination including any notice of deficiency or proposed adjustment. There is no Tax deficiency, assessment or claim outstanding or assessed or, to knowledge of the Company or any of its Subsidiaries, proposed against the Company or any of its Subsidiaries that is not reflected as a liability on the Current Balance Sheet. Neither the Company nor any of its Subsidiaries has executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax. Neither the Company nor any of its Subsidiaries has submitted a request for a ruling to the IRS or other Tax Authority.

(e) Tax Incentives. Section 2.10(e) of the Disclosure Schedule shows a true, correct and complete list of any Tax exemption, Tax holiday or other Tax-sharing arrangement or order that the Company or any of its Subsidiaries has in any jurisdiction, including the nature, amount and expiration date of such Tax exemption, Tax holiday or other Tax-sharing arrangement. The Company and each of its Subsidiaries are in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.

(f) FIRPTA; Transfer Taxes. Neither the Company nor any of its Subsidiaries has been at any time a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. No withholding is required under Section 1445 of the Code in connection with the consummation of the transactions contemplated by this Agreement.

(g) Nondeductible Compensation. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code by the Company or any of its Subsidiaries as an expense under applicable Law.

(h) Spin-Offs. Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for nonrecognition of gain or loss under Section 355 of the Code.

(i) Accounting Methods. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) with respect to any transaction entered into on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or receivable on or prior to the Closing Date; or (vi) election pursuant to Section 108(i) of the Code made effective on or before the Closing Date.

(j) Tax Liens. There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries, other than for Taxes not yet due and payable.

(k) Stamp Taxes. Each document relating to the assets of the Company or any of its Subsidiaries which required a stamp, and each agreement entered into by the Company or any of its Subsidiaries the enforcement of which required a stamp, has been duly stamped, and any material stamp duty (or any corresponding Tax) with respect to such documents and agreements has been paid.

(l) Limitations on Tax Representations. Notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties relating to Taxes of the Company for taxable periods beginning after the Closing Date or that are attributable to extraordinary actions taken by Parent or its Affiliates on the Closing Date after the Closing, including (i) as a result of any tax election made on the Closing Date after the Closing, (ii) as a result of the continuation of conduct with respect to Taxes after the Closing Date or (iii) regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company, including but not limited to net operating losses, or the ability of Parent or any of its Affiliates (including the Company) to utilize such Tax attributes after the Closing.

(m) No Other Tax Representations. The representations and warranties set forth in this Section 2.10, together with the representations and warranties set forth in Section 2.7, Section 2.8, Section 2.19 and Section 2.20, constitute the Company’s only representations and warranties in respect of Taxes.

2.11 Restrictions on Business Activities. Except as set forth on Section 2.11 of the Disclosure Schedule, there is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, except as set forth on Section 2.11 of the Disclosure Schedule, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a) The Company does not own any real property, nor has it ever owned any real property since its inception. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other lease agreements for real property affecting the Leased Real Property or to which the Company is bound. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing Company default, no past-due rentals, or Company event of default or to the Company’s Knowledge, any existing default or event of default by another party (or event which with notice or lapse of time, or both, would constitute a default by the Company or, to the Company’s Knowledge, another party, respectively). The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. Except as set forth on Section 2.12(b) of the Disclosure Schedule, the Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. Other than the Company, there are no other parties occupying, or with a right to occupy, the Leased Real Property.

(c) The Leased Real Property is in all material respects in good operating condition and repair, to the Knowledge of the Company free from structural, physical and mechanical defects, ordinary wear and tear excepted, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is suitable in all material respects for the conduct of the business of the Company as presently conducted.

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in their business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(e) Section 2.12(e) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company with a replacement value in excess of $50,000, and such Equipment is in good operating condition, regularly and properly maintained, subject to normal wear and tear. All owned Equipment has been properly recorded on the accounting books and records of the Company in accordance with GAAP.

(f) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). To the Company’s Knowledge, no Person other than the Company possesses any claims or rights with respect to use of the Customer Information.

2.13 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned, filed by, held in the name of or exclusively licensed to the Company.

“Company Products” means all products and services manufactured, developed, delivered, made commercially available, marketed, distributed, supported, sold, imported for resale, or licensed out by or on behalf of the Company since inception.

“Company Technology” means all Technology owned or purported to be owned by the Company or to which the Company is exclusively licensed.

“Generally Available Software” means any generally commercially available off-the-shelf software in executable code form (other than development tools and development environments) that is available for a cost of not more than $25,000 annually.

“Inbound Licenses” has the meaning set forth in Section 2.13(f).

“Intellectual Property Rights” means worldwide (i) patents and patent applications, (ii) copyrights, copyright registrations and applications for copyright registration, “moral” rights and mask work rights, (iii) trade secrets, (iv) trademarks, trade names, logos and service marks (“Trademarks”), (v) domain names and web address, (vi) confidential and proprietary information, including trade secrets and know-how and (vii) any registrations or applications for registration for any of the foregoing, including any divisions, continuations, continuations-in-part, renewals, reissuances and extensions (as applicable).

“Outbound Licenses” has the meaning set forth in Section 2.13(i).

“Personal Data” means all data relating to one or more individual(s) or device(s), whether personally identifying (i.e., data that identifies an individual, identifies an individual device, or, in combination with any other information or data available to the Company, is capable of identifying an individual) or non-personally identifying, including, without limitation, aggregate or de-identified data.

“Privacy Policies” has the meaning set forth in Section 2.13(v) below.

“Registered Intellectual Property” means Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal government or other public or quasi-public legal authority, or any applications for any of the foregoing.

“Security Policies” has the meaning set forth in Section 2.13(y) below.

“Technology” shall mean all tangible items related to, constituting, disclosing or embodying any or all of the following, including all versions thereof and all technology from which such items were derived, including (i) works of authorship including computer programs, whether in source code or in executable code form, architecture and documentation, (ii) technology, inventions, discoveries and improvements, (iii) proprietary and confidential information, and know how, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, and (vi) devices, prototypes, designs and schematics.

(b) Company Products. Section 2.13(b) of the Disclosure Schedule lists all Company Products by name and, where applicable, version number.

(c) Intellectual Property. Section 2.13(c) of the Disclosure Schedule lists (i) all Company Intellectual Property that is Registered Intellectual Property (“Company Registered Intellectual Property”) and Internet domain names included in the Company Intellectual Property, which includes all pending patent and trademark applications and any material unfiled Trademarks used by the Company with respect to any Company Products, (ii) any actions that must be taken by the Company within ninety (90) days of the Closing Date with respect to any of the Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates and (iii) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property. With respect to each item of Company Registered Intellectual Property: (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of protecting and/or maintaining such Intellectual Property Rights; (B) each such item is currently in material compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is sustaining, and except with respect to applications, to the Knowledge of the Company, valid and enforceable, and (D) each such item is not subject to any late unpaid maintenance fees or Taxes. To the Company’s Knowledge, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Registered Intellectual Property. The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or, to the Company’s Knowledge, that would otherwise affect the enforceability of any Company Registered Intellectual Property.

(d) Transferability of Company Intellectual Property. At the Effective Time, all Company Intellectual Property will be fully transferable, alienable and licensable by the Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(e) Title to Company Intellectual Property. The Company or any Subsidiary thereof is the sole and exclusive owner of each item of Company Intellectual Property (including, for the avoidance of doubt, in the Peoples Republic of China), free and clear of any Liens other than rights granted (i) pursuant to nondisclosure agreements entered into in the Ordinary Course, (ii) to consultants, contractors or vendors to use Company Intellectual Property and Company Technology for the sole benefit of the Company, (iii) to customers pursuant to written agreements entered into in the Ordinary Course, and (iv) Outbound Licenses set forth in Section 2.13(e) of the Disclosure Schedule. The ownership of such Company Intellectual Property has not been challenged, contested or objected to by any Governmental Entity (including, for the avoidance of doubt, in the Peoples Republic of China) or any other third-party. The Company has the sole and exclusive right to bring a claim or suit against any Person for past, present or future infringement or misappropriation of the Company Intellectual Property and to retain for itself any damages recovered in any such action. The Company has not transferred ownership of, or granted any exclusive license with respect to any Intellectual Property Rights.

(f) Inbound Licenses. Section 2.13(f) of the Disclosure Schedule lists all Contracts under which a third party licenses or provides any Intellectual Property Rights or Technology to the Company, including any Intellectual Property Rights or Technology that is incorporated into or embodied in a Company Product, other than (i) licenses for the Open Source Software listed in Section 2.13(q)(i) of the Disclosure Schedule, and (ii) licenses for Generally Available Software (“Inbound Licenses”). Except for the Open Source Software listed in Section 2.13(q)(i) of the Disclosure Schedule, no third party that has licensed or provided Intellectual Property Rights or any Technology to the Company has retained ownership of or license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company under such license.

(g) Sufficiency, Validity and Enforceability. Other than Intellectual Property Rights licensed to the Company under (i) licenses for the Open Source Software listed in Section 2.13(q)(i) of the Disclosure Schedule, (ii) licenses for Generally Available Software and (iii) the licenses set forth in Section 2.13(f) of the Disclosure Schedule, the Company Intellectual Property includes all the Intellectual Property Rights used in or necessary for the conduct of the business of the Company as it currently is conducted, including the design, development, manufacture, use, marketing, import for resale, delivery, distribution, licensing out and sale of all Company Products. The Company own, or possess licensed copies of, all Technology that is used in or necessary for the conduct of the business of the Company as currently conducted. To the Knowledge of the Company, the Company Intellectual Property and Intellectual Property Rights licensed to the Company, are subsisting, valid, and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(h) Standard Form Agreements. Copies of the Company’s standard form(s) of non-disclosure agreement have been provided to Parent or made available in the dataroom.

(i) Outbound Licenses. Other than non-disclosure agreements, Section 2.13(i) of the Disclosure Schedule lists all Contracts under which the Company has granted, licensed or provided any Intellectual Property Rights and/or Technology, including Company Products, to third parties (other than rights granted to (i) consultants, contractors or vendors to use Company Intellectual Property and Company Technology for the sole benefit of the Company or (ii) customers pursuant to written agreements entered into in the Ordinary Course), including any Contracts containing covenants not to sue or non-assertion provisions that relate to Intellectual Property Rights (“Outbound Licenses”).

(j) No Infringement by the Company. To the Company’s Knowledge, the operation of the business of the Company as it is currently conducted and the use of Company Intellectual Property and Intellectual Property Rights licensed to the Company in connection therewith, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, sale and licensing out of any Company Product, does not infringe or misappropriate any Intellectual Property Rights of any Person, violate the Intellectual Property Rights of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. The Company has not received written notice from any Person claiming that such operation or any Company Product, or any Technology used by the Company, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor). No Company Product, Company Intellectual Property or, to the Knowledge of the Company, Intellectual Property Rights licensed to the Company, is subject to any proceeding or outstanding order or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Product, Company Intellectual Property or Intellectual Property Rights licensed to the Company.

(k) No Conflict. The consummation of the transactions contemplated herein will not result in the termination or impairment of any Company Intellectual Property. All Contracts relating to Technology or Intellectual Property Rights to which the Company is a party, including the Inbound Licenses and Outbound Licenses, (the “IP Contracts”) are in full force and effect, except to the extent they have previously expired in accordance with their terms. The Company is in material compliance with, and have not breached any term of any IP Contracts and, to the Knowledge of the Company, all other parties to IP Contracts in all material respects are in compliance with, and have not breached any term thereof.

(l) No Restrictions on Business. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company is a party, will cause, by the terms of a Contract to which the Company is a party: (i) Parent, any of its Affiliates or the Company to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its Affiliates or the Company, to be restricted from developing, selling, licensing, manufacturing, delivering, distributing or commercializing any Intellectual Property Rights owned by, or licensed to, any of them or Company Products, or (iii) Parent, any of its Affiliates or the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(m) No Third Party Infringement. To the Knowledge of the Company, no Person is engaging in any activity that infringes or misappropriates any Company Intellectual Property.

(n) Proprietary Information Agreements. Copies of the Company’s standard form of proprietary information, confidentiality and Intellectual Property Rights assignment agreement for employees and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and Intellectual Property Rights assignment provisions have been provided to Parent or made available in the dataroom. All (i) current and former employees of the Company, and (ii) current and former consultants of the Company, in each case who have been involved in the creation, invention or development of Company Products, Intellectual Property Rights or Technology for or on behalf of the Company(each, a “Contributor”), have executed the applicable form of agreement. Without limiting the foregoing, no Contributor owns or has any right to Company Products, Company Intellectual Property or Company Technology, nor to the Knowledge of the Company has any Contributor made any assertions with respect to any alleged ownership or rights. All current and former employees of the Company that are or were involved in the creation, invention or development of Company Products, Intellectual Property Rights or Technology for or on behalf of the Company, and at the time of employment, residents of countries that recognize moral rights or whose employment relationships are or were governed by applicable Laws in countries that recognize moral rights have executed written agreements with the Company or the applicable Subsidiary that to the fullest extent permitted under applicable Law, waive for the benefit of the Company, all moral rights in any works of authorship relating to the business of the Company. Without limiting the generality of the representations made in Sections 2.13(e), (g) and (j), to the Knowledge of the Company, none of the Company’ employees’ and consultants’ work for the Company has been in any way done in breach of such employees’ or consultants’ obligations to any third parties, including any confidentiality or Intellectual Property Rights and Technology transfer obligations, and to the Knowledge of the Company, there is no basis for any third party to claim rights to any Company Intellectual Property or Company Technology as work for hire or otherwise in connection with any work done by a Company employee or consultant for such third party at any time.

(o) Confidentiality Protection. The Company has taken all reasonable steps that are required or necessary to protect the confidentiality of confidential information and trade secrets of the Company or of any third party that has provided any confidential information or trade secrets to the Company. In addition, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property Rights owned by, or licensed to the Company; and (ii) no employee, independent contractor, or agent of the Company, or any Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract relating in any way to the protection, ownership, development, use, or transfer of Intellectual Property Rights.

(p) Government Funding. No government funding, facilities or resources of any government, international organization, university, college, other educational institution or research center was used in the development of the Company Products or Company Intellectual Property.

(q) Open Source Software.

(i) Section 2.13(q) of the Disclosure Schedule lists all software that is available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any other license that meets the Open Source Definition (www.opensource.org/osd.html) and/or Free Software Definition (www.gnu.org/philosophy/free-sw.html) (collectively, “Open Source Software”) and which has been included in, combined with, or used in the delivery of, any Company Product in any way, and describes the manner in which such Open Source Software was included, combined, used, modified and/or distributed (as applicable). The Company has not used Open Source Software in any manner that, with respect to any Company Product or other Company Technology, (A) requires its disclosure or distribution in source code form, (B) requires the licensing thereof for the purpose of making derivative works, (C) imposes any restriction on the consideration to be charged for the distribution thereof, or (D) creates, or purports to create, obligations for the Company with respect to any Technology or Intellectual Property Rights owned by, or licensed to the Company or grants, or purports to grant, to any third party, any rights or immunities under any Technology or Intellectual Property Rights owned by, or licensed to the Company or (E) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution of any Technology or Intellectual Property Rights owned by, or licensed to the Company. Without limiting the foregoing, the Company has not and does not distribute Open Source Software or use Open Source Software in any appliance. With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in material compliance with all applicable licenses with respect thereto, including attribution and copyright notice requirements.

(ii) Neither the Company, nor any of their employees, have contributed any Company Product or Company Technology to Open Source Software and no contributions made by the Company or any employees to Open Source Software, if any, (i) were made in breach of confidentiality, Intellectual Property Rights or other obligations under any Contract to which the Company, a Subsidiary or the contributing employee is a party, (ii) breach the terms of the open source license or other agreement under which they were contributed or released or (iii) infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person.

(r) Source Code. Neither the Company, nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company or any Subsidiary thereof.

(s) Development Tools. Except with respect to any Open Source Software listed in Section 2.13(q) of the Disclosure Schedule, Section 2.13(s) of the Disclosure Schedule contains a complete list of all software development tools used by the Company, except for any such tools that are Generally Available Software and are used in their generally available form (such as standard compilers) (the “Development Tools”). To the Knowledge of the Company, the Company has sufficient right, title and interest in and to the Development Tools for the conduct of its business as currently conducted.

(t) Development Agreements. To the extent that any Contract to which the Company is a party continues to provide for development by the Company of any Company Product: (i) such development has been and will be substantially timely and properly completed in accordance with the terms of such Contract in all material respects; (ii) the Company is in compliance in all material respects with all internal schedules and specifications to meet any milestone or other delivery specified in such Contract, the date of which milestone or delivery has not yet occurred; and (iii) the Company is not aware of any matter which could reasonably be expected to cause the Company or any such Subsidiary not to timely and properly meet any such milestone or other delivery date in accordance, in all material respects, with the applicable Contract. The Company is in compliance in all material respects with all maintenance and enhancement obligations contained in all such Contracts, and the Company has not received any written notice from any Person to the contrary. To the extent that any Contract to which the Company is a party continues to provide for development for the Company of any Company Product by any third party, to the Knowledge of the Company, no such third party has materially breached any obligations with respect to delivery schedule or specifications.

(u) Personal Data. Except as set forth in Section 2.13(u) of the Disclosure Schedule:

(i) The Company are, and, at all times has been, in compliance, in all material respects, with (A) all applicable federal, state, local and foreign laws, rules and regulations pertaining to (1) data security, cyber security, and e-commerce, including without limitation, the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191 and the Health Information Technology for Economic and Clinical Health Act, as amended, and the Gramm-Leach-Bliley Act and in each case, the rules implemented thereunder, and (2) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data; and (B) the applicable PCI Security Standards Council’s Payment Card Industry Data Security Standard.

(ii) all Personal Data are collected, processed, used, stored, secured, transferred, accessed and/or disclosed by or, to the Knowledge of the Company or the Knowledge the Company would have obtained following reasonable inquiry of such third party, on behalf of the Company in material compliance, with all applicable Laws, Privacy Policies and Security Policies, except as set forth in Section 2.13(v) of the Disclosure Schedule; and

(iii) the Company have used commercially reasonable efforts to ensure that all third parties that have provided Personal Data to the Company have collected, processed, used, stored, secured, and/or disclosed such Personal Data in compliance, in all material respects, with all applicable Laws, Privacy Policies and Security Policies.

(v) Privacy Policies. Section 2.13(v) of the Disclosure Schedule contains each of the Company’s Privacy Policies in effect at any time since the inception of the Company (each a “Privacy Policy” and collectively “Privacy Policies”). The company has at all times:

(i) clearly and conspicuously presented an accurate Privacy Policy to individuals at the time the Company has collected any Personal Data from individuals;

(ii) notified and obtained consent from each individual with respect to any material changes to the data practices described in the Privacy Policy that was presented to an individual at the time the Personal Data were collected from that individual; and

(iii) complied with and conducted the business of the Company in compliance with each Privacy Policy.

(w) Safe Harbor. The Company have self-certified to the US-EU and US-Switzerland Safe Harbor programs and at all times through the present has maintained an up-to-date certification. The Company have acted in accordance, in all material respects, with and at all times has acted in accordance with such certification.

(x) Compliance and Notices of Violations. Except as set forth in Section 2.13(x) of the Disclosure Schedule:

(i) neither the execution, delivery, or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement, including, without limitation, the Company’ collection, processing, use, storage, security, and/or disclosure of Personal Data, will result in any violation of any applicable Laws, Privacy Policies or Security Policies; and

(ii) the Company has not received any claim, complaint, inquiry, or notice from any third party or any governmental or regulatory authority or entity related to whether the Company’s collection, processing, use, storage, security, and/or disclosure of Personal Data (a) is in violation of any applicable Laws, Privacy Policies or Security Policies or (b) otherwise constitutes an unfair, deceptive, or misleading trade practice, except as set forth in Section 2.13(x)(ii) of the Disclosure Schedule.

(y) Security Measures. Section 2.13(y)(i) of the Disclosure Schedule sets forth all of the Company’s written security policies and procedures that have been adopted and implemented at any time since the inception of the Company. (“Security Policies”). Except as set forth in Section 2.13(y)(ii) of the Disclosure Schedule:

(i) the Company has used commercially reasonable efforts consistent in all material respects with applicable Laws and Privacy Policies to store and secure all Personal Data to protect against unauthorized access to or use of the Personal Data, including, without limitation, by adopting and implementing one or more Security Policies;

(ii) the Company contractually requires all third parties providing services material to the operation of the Company who have access to or receive Personal Data from the Company to use commercially reasonable efforts consistent with applicable Laws, Privacy Policies and Security Policies to store and secure all Personal Data to protect against unauthorized access to or use of such Personal Data;

(iii) to the Knowledge of the Company, there has been no unauthorized or illegal use, processing, or disclosure of or access to, any Personal Data stored or secured by or for the Company;

(iv) the Company takes all commercially reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties and complies, in all material respects, with all relevant applicable laws and regulations with regards to the transmission and storage of such information;

(v) to the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of information technology systems; and

(vi) the Company has commercially reasonable disaster recovery and security plans, procedures and facilities for the business.

(z) Bugs. Section 2.13(z) of the Disclosure Schedule sets forth a list of known bugs maintained by its development or quality control groups with respect to any of the Company Products and Company Technology. The Company has disclosed in writing to Parent all information relating to any problem or issue with respect to any of the Company Products and other Company Technology which adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Company Products or Technology. Except to the extent that would not have a material adverse effect on the Company, (i) there are no material defects, malfunctions or nonconformities in any of the Company Products and Company Technology; (ii) there have been, and are, no claims asserted against the Company or any of its respective customers or distributors related to the Company Products or Company Technology; and (iii) the Company has not, nor is required to, recall any Company Products or Company Technology.

(aa) Contaminants. The Company has taken reasonable steps to prevent the introduction into any Company Product (or any part thereof) and the Technology used to deliver all Company products of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product and the Technology used to deliver all Company Products (or all parts thereof) or data or other software of users (“Contaminants”).

(bb) Standards Bodies. The Company is not and has never been a member or a contributor to, any industry standards body or similar organization that requires or obligates the Company to grant or offer any other Person any license or right to any Company Intellectual Property or Company Technology.

(cc) Exports. The Company has obtained all approvals necessary for exporting Company Technology and Company Products outside the United States and importing Company Technology and Company Products into any country in which Company Technology or Company Products are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding, and in full force and effect.

2.14 Material Contracts. All of the Material Contracts (as defined below) are listed in Section 2.14 of the Disclosure Schedule. With respect to each Material Contract:

(a) assuming the due authorization, execution and delivery thereof by the other party or parties thereto, the Material Contract is valid, binding, enforceable and in full force and effect with respect to the Company in accordance with its terms, and, to the Company’s Knowledge, is valid, binding, enforceable and in full force and effect as of the date hereof with respect to each other party or parties thereto in accordance with its terms, in either case subject to the Bankruptcy and Equity Exceptions; and

(b) neither the Company nor, to the Company’s Knowledge, any other party is in breach or default, and no event has occurred (whether with or without the passage of time, the giving of notice or both) would constitute a breach or default by the Company or, to the Company’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract.

(c) “Material Contract” means any contract, agreement or commitment, written or oral, to which the Company is a party as of the date hereof that:

(i) by its terms provides for receipts or requires expenditures in excess of $50,000 per year, or $100,000 in the aggregate over the term of such Material Contract;

(ii) are required to be listed pursuant Section 2.13(f) and 2.13(i) (excluding commercially available, off-the-shelf software with a replacement cost or an annual license fee of less than $10,000 in the aggregate)

(iii) require the Company to indemnify any Person, other than pursuant to contracts with customers entered into in the Ordinary Course;

(iv) grant any exclusive rights for the benefit of a party other than the Company (including any right of first refusal or right of first negotiation) or prohibit the Company from competing or otherwise freely engaging in any line of business anywhere in the world in any material respect or that otherwise restricts any activities of the Company with respect to any line of business in any material respect (including any co-existence or other agreement that restricts the use of any Company Intellectual Property);

(v) evidence Indebtedness for borrowed or loaned money, including guarantees of such Indebtedness;

(vi) involve any ongoing partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person;

(vii) relate to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(viii) is a management agreement, contract for the employment of any officer, individual employee or other person on a full time, part time or consulting basis which provides for annual compensation in excess of $100,000 or providing for the payment of any cash or other compensation or benefits arising from or in connection with the consummation of the transactions contemplated herein;

(ix) has been entered into with any material customer or supplier of the Company;

(x) under which any third party, including any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar party is authorized to sell, sublicense, lease, distribute, or take orders for any product of any of the Company;

(xi) contains confidentiality or non-disclosure obligations outside of the Ordinary Course;

(xii) is a Lease Agreement;

(xiii) (A) restricts the Company from freely setting prices for its products (including any most favored customer pricing, “unlimited use” or “all you can eat” provisions), (B) restricts the Company from soliciting potential employees, consultants, contractors or other suppliers or customers, (C) that grants any rights of refusal, rights of first negotiation or similar rights to any Person, or (D) gives another Person any right to purchase, license or otherwise acquire any product or service of any parent company of, or successor to, the Company; and

(xiv) could reasonably be expected to have a Material Adverse Effect if breached by the Company in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time); (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the Company; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

2.15 Litigation. There are no, and during the past three years there have not been any, actions, suits, proceedings, claims, arbitrations or investigations pending, or threatened in writing, against the Company or any of its assets or properties or officers or directors or employees (in their capacities as such) respectively, at Law or in equity, or by or before any Governmental Entity. The Company is not subject to any outstanding judgment, decree or order of any court or Governmental Entity.

2.16 Accounts Receivable.

(a) The Company has made available to Parent a list of all accounts receivable of the Company as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b) All of the accounts receivable of the Company arose in the Ordinary Course, are carried at values determined in accordance with GAAP consistently applied and are subject to no defenses, counterclaims or rights of set-off in an amount, singularly or in the aggregate, in excess of the reserves therefore set forth in the Current Balance Sheet. No person has any Lien on any accounts receivable of the Company.

2.17 Minute Books. The minutes of the Company delivered to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be. At the Closing, the minute books of the Company will be in the possession of the Company.

2.18 Brokers’ and Finders’ Fees; Third Party Expenses. Except for fees payable to Needham & Company LLC (which shall be treated as Third Party Expenses hereunder), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.

2.19 Employee Benefit Plans and Compensation.

(a) Benefit Plans. Section 2.19(a) of the Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, employee loans, severance, separation, relocation, repatriation, expatriation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been within the past six (6) years sponsored, maintained, contributed to, or required to be contributed to by the Company and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or within the past six (6) years was treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for the Company or with respect to which the Company or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Company Employee Plans”) and identifies any such Company Employee Plans that provides benefits to former service providers, employees or directors.

(b) Documents. The Company has furnished or made available to Parent true and complete copies of documents embodying each of the Company Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, tests for compliance with all applicable laws pertaining to coverage, nondiscrimination, top heavy status, limits on contributions and benefits and Tax deductibility of contributions for the last two plan years, all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, non-fiduciary insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, standard forms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, the Company has provided copies of the Form 5500 reports filed for the last three plan years. The Company has furnished Parent with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and to Company’s Knowledge nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

(c) Compliance. (i) Each Company Employee Plan has been administered in accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA, the Code and ACA); and the Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no Knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (ii) any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, is entitled to rely on an opinion letter issued by the IRS with respect to a prototype plan, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) except as set forth on Section 2.19(c)(iii) of the Disclosure Schedule (the six (6) year limitation on disclosures shall not apply), none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or

Section 4975 of the Code, with respect to any Company Employee Plan; (v) none of the Company or any ERISA Affiliate is subject to any liability, penalty or Tax under Sections 4975 through 4980 of the Code (including but not limited to Section 4980H of the Code) or Title I of ERISA with respect to any Company Employee Plan; (vi) all contributions and payments required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been paid or accrued in accordance with prior funding and accruals, as adjusted to include proportional accruals for the period ending at the Closing Date; (vii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) each Company Employee Plan subject to ERISA has prepared in good faith and filed all requisite governmental reports, which were true and correct as of the date filed in all material respects,; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; (x) there has been no amendment to, written interpretation or announcement by the Company or any ERISA Affiliate that would materially increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Financials; (xi) to the Company’s Knowledge, no event or circumstance has occurred since the date of such determination that would jeopardize the qualification of the Company Employee Plans under Section 401(a) of the Code; (xii) each Company Employee Plan providing deferred compensation or benefits subject to Section 409A of the Code, including applicable transitional guidance (each a “409A Plan”), has complied, in both forth and operation, in all material respects, with the applicable requirements of Section 409A of the Code at all times at which Section 409A of the Code applies to such Company Employee Plan; and (xiii) each Company Employee Plan that is intended to be a grandfathered plan under the ACA has continuously satisfied the requirements since 2010. No payment to be made under any 409A Plan is, or, to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(d) Section 409A Compliance. The Company is not a party to any contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each Company Employee Plan or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has (i) been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code, and all applicable regulations and IRS guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004 or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance, in all material respects, with Section 409A of the Code and all applicable regulations and IRS guidance promulgated thereunder, except as has been amended to comply with Section 409A of the Code in a manner that has not, and would not reasonably be likely to, result in liability to the Company, Surviving Corporation or Parent. No additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Employee Plan or other contract, plan, program, agreement, or arrangement. Neither the Company nor any Subsidiary is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code. No Company Option or other right to acquire Company Common Stock or other equity of the Company or any Subsidiary (i) has an exercise price that was less than the fair market value of the underlying equity securities as of the date such Company Option or other right was granted as determined by the Board of Directors of the Company in good faith and in compliance with the relevant regulations and IRS guidance in effect on the date of grant (including, without limitation, IRS Notice 2005-1 and

Section 1.409A-1(b)(5)(iv) of the Treasury Regulations), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or right, (iii) has been granted after December 31, 2004, with respect to any class of capital stock of the Company or any Subsidiary that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code) or (iv) has failed to be properly accounted for in accordance with GAAP in the Financial Statements.

(e) No Title IV or Multiemployer Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of the Company or any ERISA Affiliate has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(f) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Company Employee Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any state Law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of HIPAA; and (iv) the applicable requirements of the Cancer Rights Act of 1998, except, in each case of (i) through (iii), to the extent that such failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA, or any state Law governing health care coverage extension or continuation. The Company has no potential liability for failure to provide any document or file any informational return under ERISA, the Code or the ACA.

(g) Effect of Transaction. Except as set forth on Section 2.19(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by the Company pursuant to any Company Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or the Company other than ordinary administration expenses typically incurred in a termination event. The Company has no liability with respect to post-retirement health, medical or life insurance benefits or other welfare benefits for retired, former or current employees of the Company, other than pursuant to the terms of COBRA.

2.20 Employees and Consultants. Section 2.20 of the Disclosure Schedule contains a true and complete list of all individuals who currently perform services for the Company as an employee or independent contractor and such list includes, for each employee or independent contractor, the following information: name, status (full-time employee, part-time employee, or independent contractor), date of commencement of employment or consultancy, status as exempt or non-exempt from overtime, place of work, job title, current base salary or hourly rate, estimated bonus or other incentive compensation for

2015, current accrued but unused vacation, whether such employee has an employment contract, and whether such employee is party to a restrictive covenant or other restrictions based on previous employment. No Key Employee of the Company has given notice to the Company that any such key employee intends to, nor to the Company’s Knowledge, has any Key Employee expressed the intention to, terminate his or her employment with the Company. None of the execution and delivery of this Agreement, the consummation of this Agreement or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Internal Revenue Code, (iv) materially increase the amount of compensation due to any Person from the Company, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. There are no claims or proceedings pending or, to the Company’s Knowledge, reasonably expected or threatened, between the Company, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims or proceedings for actual or alleged harassment or discrimination based on any protected classification or similar tortious conduct, breach of express or implied contract, wrongful termination, constructive discharge, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage, wage and hour issues, misclassification, misappropriation of trade secrets, or violation of a restrictive covenant. To the Company’s Knowledge, no employee or consultant of the Company is in material violation of: (i) any term of any employment or consulting Contract with the Company or (ii) any term of any other Contract or any restrictive covenant, in each case relating to the right of any such employee or consultant to be employed by or to render services to the Company or to use trade secrets or proprietary information of others. To the Company’s Knowledge, no employment of any employee or engagement of any consultant by the Company subjects it to any Liability to any third party with respect to restrictive covenant obligations. There are no performance improvement or disciplinary actions contemplated or pending against any Key Employee or their direct reports. There are no claims or proceedings pending, or, to the Company’s Knowledge, reasonably expected or threatened, against the Company under any workers’ compensation or long-term disability plan or policy. The Company has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state Law governing health care coverage extension or continuation. The Company is not engaged in any “Unfair Labor Practice” (as defined in the National Labor Relations Act) and no Unfair Labor Practice complaint, grievance or arbitration proceeding is pending or, to the Company’s knowledge, threatened against the Company. The Company is not a party to any collective bargaining agreement or other labor union contract, nor does the Company know of any activities or proceedings of any labor union to organize any of the employees of the Company. The Company have provided all of their current and former employees with all wages, benefits, relocation benefits, stock options, other equity, bonuses and incentives, and all other compensation that becomes due and payable, whether by contract, statute, ordinance, or otherwise, as of the date of this Agreement, and materially comply with record keeping requirements regarding same. There is no Unfair Labor Practice complaint pending or, to the Company’s Knowledge, threatened against the Company before the National Labor Relations Board, Department of Labor, Equal Employment Opportunity Commission or any other Governmental Entity. There currently is no labor strike, slowdown, lockout or stoppage or union organization campaign, election or similar action pending or, to the Company’s Knowledge, threatened against or affecting the Company. As of the Closing Date, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time (the “WARN Act”), or similar applicable state or local Law within the six (6) months prior to the Closing Date that remains unsatisfied. No actions of the Company in connection with the Closing of this transaction, as currently contemplated, will give rise to any liability or obligation under the WARN Act, or similar applicable state or local Law that remains unsatisfied. Section 2.20 of the Disclosure Schedule lists all shop agreements and agreements with works councils or Governmental Entities that enforce privacy matters to which the Company is a party.

2.21 Insurance. Section 2.21 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since five years prior to the date hereof and remain in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. The Company has given timely notice to the insurer of all material claims that may be insured thereby. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.22 Compliance with Laws. The Company has, since January 1, 2012, complied with, in all material respects, is not in violation of, in any material respect, and have not received any written notices of violation with respect to, any foreign, federal, state or local Laws, including, in all material respects, all applicable Environmental Laws.

2.23 Terms and Conditions; Warranties; Indemnities. A copy of the Company’s standard form(s) of purchase order (the “Standard PO”) is attached to Section 2.23 of the Disclosure Schedule. All customer purchases from the Company are pursuant to the Standard PO with no material differences (other than prices, quantities and dates), except with respect to the purchase orders, made available to Parent, for its top twenty customers for the fiscal year ending December 31, 2014 (on a consolidated basis), which represent in the aggregate no less than eight percent (8%) of the revenue of the Company on a consolidated basis for such period (the “Top Customers”). Except for the warranties and indemnities (a) contained in the Company’s Standard PO, (b) contained in purchase orders with any of the Top Customers that have been made available to Parent and (c) warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company. Each Company Product has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company have no material liability (and to the Company’s Knowledge, there is no basis for any present or future claim, suit, action or proceeding against it giving rise to any material liability) for replacement or repair thereof or other damages in connection therewith, except for claims arising in the normal course of business, which in the aggregate, are not material to the financial condition of the Company and for which adequate reserves have been set aside on the Current Balance Sheet.

2.24 Product or Service Liability. Since January 1, 2012, there has been no claim, suit, action, proceeding or investigation by or before any Governmental Entity pending or, to Company’s Knowledge, threatened against or involving the Company relating to Company Products.

2.25 Permits. The Company has all permits, licenses, approvals, franchises, orders, consents, authorizations, registrations, qualifications or other rights and privileges from any Governmental Entity applicable to the conduct of its business as currently conducted, except as would otherwise have a Material Adverse Effect (collectively, the “Company Permits”). Section 2.25 of the Disclosure Schedule

sets forth a list of all such Company Permits. The Company Permits held by or issued to the Company are in full force and effect, and the Company is in compliance in all material respects with each such Company Permit held by or issued to it. All of the Company Permits will be available for use by the Company immediately after the Closing.

2.26 Affiliate Transactions. No officer, director, shareholder, employee, or Affiliate of the Company, or Affiliate of any of the foregoing, or, to the Company’s Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest (other than as the owner of less than one percent (1%) of the stock or other equity securities of a publicly traded entity), is a party to any Contract or transaction with the Company or, to the Company’s Knowledge, any of the Company’s material customers or suppliers or has any interest in any assets, property or rights (tangible or intangible) used by the Company (including any Company Intellectual Property). None of the assets, tangible or intangible, or properties that are used by the Company are owned by any Company Holder or their Affiliates (other than the Company).

2.27 Customers and Suppliers. Section 2.27 of the Disclosure Schedule attached hereto sets forth (a) a list of the Company’s top twenty customers (on a consolidated basis) (by volume of sales to such customers) and (b) a list of the Company’s top twenty suppliers (on a consolidated basis) (by volume of purchases from such suppliers), for the fiscal year ended December 31, 2014 and the seven-month period ended July 31, 2015 The Company has not received any written notice from any such customer to the effect that, and the Company has no Knowledge that, any such customer will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying products from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any written notice from any such supplier to the effect that, and the Company has no Knowledge that, such supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

2.28 International Trade Matters. The Company is, and at all times has been, in compliance with and has not been and is not in material violation of any International Trade Law (defined below), including but not limited to, all Laws related to the import and export of commodities, software, and Technology from and into each of the United States and the European Union, and the payment of required duties and tariffs in connection with same. The Company has no basis to expect, nor has it or any other Person for whose conduct it is responsible received, any actual or threatened order, notice, or other communication from any Governmental Entity of any actual or potential material violation or failure to comply with any International Trade Law. None of (a) the Company, (b), any director or officer of the Company, (c) to Company’s Knowledge, any Company Holder nor, (d) to the Company’s Knowledge, any employee, agent or other Person acting on behalf of the Company: (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated any provision of the FCPA or any anti-bribery or corruption related Law, including of the European Union; or (iii) has accepted or received any unlawful contributions, payments, gifts or expenditures.

2.29 State Takeover Laws; Charter Provisions. The Company has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws. The Company has taken all action so that the entering into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Charter Documents of the Company or restrict or impair the ability of Parent or Sub to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Company Capital Stock that may be directly or indirectly acquired or controlled by them.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

3.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws; (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Parent; (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under any international merger control regulation that the parties agree is reasonably necessary; and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.4 Closing Date. The representations and warranties of Parent contained in this Article III and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered by Parent to the Company shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

3.5 Financing. Parent has, and will at the Effective Time have, sufficient funds available to pay the Total Merger Consideration.

3.6 Litigation. There are no actions, suits, proceedings, claims, arbitrations or investigations pending, or threatened in writing, against either of Parent or Sub or any of their respective assets or properties or officers or directors or employees (in their capacities as such) respectively, at Law or in equity, that would reasonably be expected to interfere with Parent and Sub’s ability to consummate the transactions contemplated by this Agreement.

3.7 Brokers’ and Finders’ Fees. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Parent or Sub or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or consummation of the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the business of the Company, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and Ordinary Course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, keep available the services of the present officers and employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the Ordinary Course of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent, from and after the date of this Agreement:

(a) take or omit to take any action that would, if taken prior to the execution of this agreement, constitute a breach of any of the representations or warranties in Section 2.9 or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Company in this Agreement;

(b) take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect;

(c) (i) enter into any contract out of the Ordinary Course or restricting in any material respect the conduct of its business, (ii) make any loans or investments (other than advances to the Company’s or its Subsidiaries’ employees in the Ordinary Course consistent with past custom and practice), (iii) increase the compensation, incentive arrangements or other benefits to any officer or employee of the Company or its Subsidiaries, (iv) redeem, purchase or otherwise acquire directly or indirectly any of its issued and outstanding Company Capital Stock or any equity interests of the Company, or any outstanding rights or securities exercisable or exchangeable for or convertible into its Company Capital Stock or any equity interests of the Company, or declare or pay or make any distribution or dividend (whether in cash securities or otherwise) to any of its shareholders or other Persons, except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of services, (v) amend its articles of incorporation or bylaws (or equivalent documents) or issue or agree to issue any

Company Capital Stock or any equity interests of the Company or any rights or options to acquire, or securities convertible into or exchangeable for, any of its Company Capital Stock or any equity interests of the Company, (vi) directly or indirectly engage in any transaction, arrangement or contract with any officer, director, shareholder, trustee or beneficiary of any shareholder, member, manager or other insider or Affiliate of the Company or any of its Subsidiaries, (vii) execute any guaranty, issue any debt, borrow any money or otherwise incur or create any Indebtedness (other than trade payables in the Ordinary Course and other than borrowings under its current credit facility that will constitute Indebtedness); (viii) purchase, sell, lease or dispose of any material property or assets (other than the purchase and sale of inventory and the purchase of capital equipment in Ordinary Course); (ix) take or omit to take any action that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales to trade or other customers that would otherwise be expected to occur after the Closing; (x) delay or postpone the payment of any accounts payable; (xi) accelerate the collection of or discount any accounts receivable; (xii) make any capital expenditures or commitments therefor in excess of $100,000 in the aggregate; (xiii) make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders or the shipment and delivery of goods; (xiv) cease from making accruals for obsolete inventory, vacation and other customary accruals; (xv) cease from maintaining adequate levels of inventory or cease from insuring that accounts payable are current consistent with past practice; (xvi) abstain from making payments on any Taxes, principal or interest on borrowed funds and other customary expenses as they become due; (xvii) make, change or revoke any Tax election, adopt or change any accounting method in respect of any Tax, file any amended Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle or compromise any claim or assessment in respect of any Tax (other than payments of Taxes in the Ordinary Course, as required by Section 4.1), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Tax; or (xviii) take any actions or omit to take any actions with the specific intent or purpose of manipulating the Net Current Assets of the Company as of the Closing;

(d) enter into any transaction, arrangement or contract with any Person except on an arm’s-length basis in the Ordinary Course;

(e) take, commit or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(d) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

Notwithstanding the foregoing, nothing in this Section 4.1 shall prohibit the Company from taking any action or omitting to take any action as required by this Agreement.

4.2 No Solicitation.

(a) Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, the Company shall not (nor shall the Company permit any of it officers, directors, employees, stockholders, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock or capital stock of any Subsidiary (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect or agree to effect any such transaction (an “Acquisition Proposal”), (B) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access,

(C) assist or cooperate with any Person to make an Acquisition Proposal, or (D) enter into any agreement with any Person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (A), (B), (C) or (D) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 9.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C), or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) within twenty-four (24) hours, notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

(b) Notwithstanding the foregoing, prior to the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the Company Stockholders via the Requisite Stockholder Approval, nothing contained in this Agreement shall prevent the Company from furnishing information to, or engaging in negotiations or discussions with, any Person in connection with an unsolicited bona fide Acquisition Proposal by such Person, if and to the extent that (i) the Company’s Board of Directors determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal, and the Company’s Board of Directors determines in good faith (after consultation with its outside legal counsel), in the exercise of its fiduciary duties, that to do otherwise would be inconsistent with its fiduciary duty to the Stockholders, (ii) prior to furnishing such information to, or engaging in negotiations or discussions with, such Person, the Company’s Board of Directors receives from such Person an executed confidentiality agreement (A) with terms no more favorable to such Person than those set forth in the non-disclosure agreement entered into with Parent and (B) under which the Company is permitted to share terms of any Acquisition Proposal with Parent, and (iii) the Company gives Parent prompt written notice of its intention to take such action. For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal made by a third party to acquire all of the equity securities of the Company or the consolidated total assets of the Company, pursuant to a stock purchase, a merger, a consolidation or a sale of its assets, (X) on terms that the Company’s Board of Directors determines in its good faith judgment (after consultation with its financial advisor) to be more favorable, from a financial point of view, to the Stockholders than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement in accordance with Article IX hereof) and (Y) that is subject to no financing condition and is made by a Person who the Company’s Board of Directors has reasonably concluded in good faith will have adequate sources of financing to consummate such Superior Proposal, taking into account all financial, regulatory, legal and other aspects of such proposal.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that for purposes of this Section 4.2(c) any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of Company shall be deemed to be a breach of this Agreement by Company.

4.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of:

Barracuda Networks, Inc.

3175 S. Winchester Blvd.

Campbell, CA 95008

Attention: General Counsel, Diane Honda

E-mail address: dhonda@barracuda.com

With a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303

Attention: Ed Batts, Esq.

Email: Ed.Batts@DLAPiper.com

Facsimile No.: (650) 687-1106

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Stockholder Approval.

(a) The Company shall, promptly following the execution of the Agreement (but in any event, no later than twenty-four hours following the execution of this Agreement) submit this Agreement and the transactions contemplated hereby to the Stockholders for approval, by written consent or by a meeting of Stockholders, and adoption as provided by Delaware Law and the Charter Documents. Such submission, and any proxy or consent in connection therewith:

(i) shall include a solicitation of all Stockholders and seek approval of (i) the Company Stockholders holding at least a majority of the outstanding Company Capital Stock and (ii) the Company Stockholders holding at least a majority of the outstanding Series B Preferred Stock, Series A-1 Preferred Stock and Series A Preferred Stock, voting together as a single class (such approval, the “Requisite Stockholder Approval”); and

(ii) shall specify that adoption of this Agreement shall constitute approval by the Stockholders of: (a) the indemnification obligations of the Stockholders set forth in Article VIII hereof, and (b) the appointment of OpenView General Partner, L.P. as Stockholder Representative, under and as defined in this Agreement.

(b) Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall have been previously made available with reasonable time for review and reasonable approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion.

(c) The Company shall obtain the Requisite Stockholder Approval to approve the Merger, the Certificate of Merger, this Agreement and the transactions contemplated hereby and thereby and to enable the Closing to occur as promptly as practicable following the date hereof. Immediately upon receipt of written consents of its Stockholders constituting the Requisite Stockholder Approval, the Company shall deliver notice of the approval of the Merger by written consent of the Company’s Stockholders, pursuant to and in strict accordance with the applicable provisions of Delaware Law. Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice such that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights prior to Closing, pursuant to the applicable provisions of Delaware Law.

(d) In addition, the Company shall (i) promptly submit for approval by its Stockholders by the requisite vote (and in a manner satisfactory to Parent) any payments of cash or stock contemplated by this Agreement that may constitute a “parachute payment” pursuant to Section 280G of the Code, such that, if so approved, all such payments resulting from the transactions contemplated hereby shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, or (ii) deliver to Parent evidence satisfactory to Parent that a Stockholder vote was held in conformance with Section 280G and the regulations thereunder, or that such requisite Stockholder approval has not been obtained with respect to any payment of cash or stock that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and, as a consequence, that such “parachute payment” shall not be made or provided.

(e) The Board of Directors of the Company shall not revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, including without limitation its unanimous recommendation to the Stockholders to vote in favor of this Agreement, the Merger and the transactions contemplated hereby.

5.2 Notice to Holders of Company Options and Company Warrants. Within two (2) Business Days following the date hereof, the Company shall deliver notice to the holders of Cashed-Out Options and Cancelled Options and the holders of Company Warrants, which such notice shall be in compliance with the terms of such Company Options and Company Warrants, that such Company Options and the Company Warrants, respectively, will be cancelled or terminated prior to the Closing. The Company shall obtain any necessary option or warrant cancellation agreements in a form reasonably satisfactory to Parent to cause any such Company Options or Company Warrants to be cancelled and terminated in connection with and immediately prior to the Closing. Any materials to be submitted to the holders of Company Options and the holders of Company Warrants in connection with the notice required under this Section 5.2 shall be subject to review and approval by Parent.

5.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date hereof through the earlier of the termination of this Agreement and the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon reasonable request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Non-Disclosure Agreement, dated as of June 10, 2015 (the “Confidential Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that Parent is a publicly traded corporation and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, the Company acknowledges and agrees not to (and shall cause its officers, employees and the Company Stockholders not to) engage in any discussions, correspondence or transactions in the shares of Parent in violation of applicable securities Laws. Notwithstanding the foregoing, Parent shall, with the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed), be permitted to contact customers and channel partners of the Company and discuss the business of the Company.

5.5 Expenses. Whether or not the Merger is consummated, all Third Party Expenses shall be the obligation of the respective party incurring such fees and expenses. The Closing Statement will reflect all Third Party Expenses incurred or expected to be incurred by the Company (including by its Subsidiaries, if any) as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby (it being understood that the Company’s Third Party Expenses shall be satisfied pursuant to Section 1.10(b) and any unpaid Third Party Expenses shall be deducted in the calculation of Initial Merger Consideration). All of the expenses and fees of the Paying Agent shall be pre-closing Third Party Expenses of the Company for purposes of this Agreement.

5.6 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the written consent of the Company and Parent, except that (a) this restriction shall be subject to Parent and its Affiliates’ obligation to comply with applicable securities laws and the rules of The New York Stock Exchange and (b) notwithstanding anything to the contrary contained in this Agreement, Parent shall be permitted to announce the transaction on its scheduled earnings call.

5.7 Consents. Unless waived by Parent in writing, the Company shall obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are listed in Sections 2.5 and/or 2.6 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and shall indemnify, defend, protect and hold harmless Parent from all losses, costs, claims, liabilities and damages arising from the same, which shall constitute Third Party Expenses and thus shall be reflected on the Closing Statement. Nothing in this Agreement shall be construed as obligating Parent to pay or commit to pay any amount in order to obtain any consent, waiver, or approval prior to the Closing in order to fulfill any of the conditions to Closing. To the extent any such Consent is not obtained prior to the Closing, all costs associated with and expenses incurred by Parent or Surviving Corporation in obtaining any such Consents after the Closing, including any consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the applicable contract, shall be deemed Third Party Expenses for which Parent shall be entitled to indemnification pursuant to Section 8.2.

5.8 FIRPTA Compliance. On or before the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”), in form and substance reasonably acceptable to Parent, certifying that it is not, and has not at any time during the five-year period ending on the Closing Date been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code in compliance with Treasury Regulation Section 1.1445(c)(3).

5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, (a) that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or Affiliates, of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or Affiliates, or of the Company, its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock and (b) no Party shall be required to waive any conditions to such parties obligation to consummate the transactions hereunder as set forth in Article VII.

5.10 Notification of Certain Matters. The Company, on the one hand, and Parent and Sub, on the other hand, shall give prompt notice to the other party of: (a) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (b) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (c) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.10, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.11 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

5.12 Employment Arrangements.

(a) Continuing Employees shall receive credit for their past service with the Company for purposes of eligibility and vesting under any Employee Plans (together with any plans maintained by Parent), except to the extent such service credit will result in benefit accruals or the duplication of benefits, and shall accrue vacation for periods following the Closing date in accordance with Parent’s vacation policies, as in effect from time to time. Continuing Employees shall receive credit vacation balances accrued under and in accordance with Parent’s vacation policies as of immediately prior to the Effective Time; provided, however, that in the event any Continuing Employee has an accrued vacation balance as of immediately prior to the Effective Time in excess of the maximum vacation accrual permitted under Parent’s vacation policies, the Company shall pay in cash to such Continuing Employee at or prior to the Closing Date the excess of such accrued vacation balance over the maximum vacation accrual under Parent’s vacation policies and as a result of such payment such Continuing Employee may thereafter be deemed to have an accrued vacation balance that is equal to the maximum vacation accrual under Parent’s vacation policies.

(b) At or prior to Closing, the Company shall terminate the employment of (i) each employee who receives an offer of continued employment with either Parent or the Surviving Corporation but does not accept such offer and (ii) those employees set forth on a separate schedule to be delivered by Parent (such employees described in clause (i) and (ii), together with any employee of the Company who voluntarily terminates his or her employment with the Company prior to Closing, “Non-Continuing Employees”). Any costs, expenses and other liabilities resulting from or arising in connection with the termination of the Non-Continuing Employees, up to an aggregate of $75,000, shall be borne by the Surviving Corporation (and, indirectly, by Parent). Any such amounts in excess thereof, shall be borne by the Company and treated as Third Party Expenses hereunder to the extent not paid prior to the Closing.

(c) Notwithstanding any of the foregoing, nothing in this Agreement will be construed to create a right in any employee of the Company to employment with Parent or, following the Effective Time, the Company, or any other Subsidiary of Parent, and, subject to any agreement between a Continuing Employee and Parent, the Company or any other Subsidiary of Parent, the employment of each Continuing Employee will be “at will” employment.

5.13 Termination of Employee Plans; Employee Matters.

(a) If Parent delivers written notice to the Company not later than five (5) Business Days prior to the Closing Date, then:

(i) effective as of the end of the last full payroll period prior to the Closing Date, each of the Company and any ERISA Affiliate (as such term is defined in Section 2.19(a)) shall freeze contributions to any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan);

(ii) effective as of immediately preceding (and contingent upon) the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all 401(k) Plans that were frozen pursuant to this section;

(iii) the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be (the form and substance of such resolutions shall be subject to review and reasonable approval of Parent);

(iv) the Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require; and

(v) in the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees other than ordinary administrative expenses incurred in connection with the plan freeze and termination then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) days prior to the Closing Date.

(b) The Company shall cooperate with Parent in connection with Parent’s communication with employees of the Company relating to such employees’ post-Closing employment with the Surviving Corporation, and Parent may make offers of employment to employees of the Company for such employees to become employed with Parent or one of its Subsidiaries effective as of immediately following the Closing.

5.14 Closing Allocation Schedule. The Company shall deliver to Parent and the Paying Agent no later than five (5) Business Days prior to the Closing a Closing Allocation Schedule (the “Closing Allocation Schedule”) substantially in the form attached hereto as SCHEDULE 5.14, which Closing Allocation Schedule shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing, (a) (i) all Stockholders and their respective addresses, (ii) the number of shares of Company Capital Stock held by such persons (including whether such shares are Company Common Stock or Preferred Stock, and the applicable series thereof), (iii) the respective certificate numbers, (iv) whether such shares constitute Company Unvested Common Stock (including, for each certificate, the number of shares that are vested as of the Closing), (v) the date of acquisition of such shares, (vi) the Series B Per Share Closing Consideration, Series A-1 Per Share Closing Consideration, the Series A Per Share Closing Consideration and the Per Share Common Amount for each class of stock and the amount of cash to be issued to each Company Holder, (vii) the amount, if any, to be paid by the Stockholder in settlement of outstanding Stockholder loans and (viii) such other information relevant thereto or which the Paying Agent may reasonably request, (b) (i) all holders of Company Options and Company Warrants and their respective addresses, (ii) the number of shares of Company Capital Stock underlying each such Company Option and Company Warrant, (iii) the grant dates of such Company Options and Company Warrants, (iv) the vesting arrangement with respect to such Company Options and Company Warrants, (v) with respect to each Company Option, whether such Company Options are incentive stock options or non-qualified stock options, (vi) the exercise price with respect to each Company Option and Company Warrant and the aggregate exercise price due at Closing, (vii) the payment amounts for each such holder as set forth in Section 1.6 herein and (viii) such other information relevant thereto or which Parent may reasonably request and (c) all severance, termination, change in control or similar payments to any current or former employee, consultant or contactor of the Company. The Closing Allocation Schedule also shall set forth each Company Holder’s Pro Rata Portion of each of the Holdback Amount and any Upward Adjustment Amount, each expressed as a percentage. The Closing Allocation Schedule shall set forth, with respect to each “covered security” (as defined in Section 6045 of the Code), the acquisition date and tax basis of such security.

5.15 No Liability for New Employees or Former Employees. The parties hereto agree that neither Parent nor Sub shall have any liability for (i) any employees hired by Company after the date hereof and (ii) any employees that terminate their employment with the Company after the date hereof, in each case, in the event the Merger is not consummated.

5.16 Restrictive Covenant Agreements. Prior to or concurrent with execution of this Agreement, each of the Persons set forth in SCHEDULE 5.16 shall have executed and delivered to Parent a Restrictive Covenant and Non-Competition Agreement in the form attached hereto as EXHIBIT A.

5.17 Information Statement. The Company shall ensure that the information furnished on or in any document mailed, delivered or otherwise furnished to the Company Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

5.18 Indemnification of Directors and Officers.

(a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the current and former directors and officers of the Company listed on SCHEDULE 5.18 (each a “Covered Person”) shall survive the Merger and therefore shall be enforceable against the Surviving Corporation in accordance with their terms following the Effective Time.

(b) Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies (with no denigration of Side B or Side C coverage). Such tail policies shall be endorsed to name the Surviving Corporation as an insured entity with unrestricted access to make claims under Side B and C coverage (but shall not in any way make Parent an insured for purposes of any insurer vs insured or entity vs insured exclusion). The Company shall use commercially reasonable efforts so that such policies do not exclude coverage for actions brought by one insured against another insured or insureds.

(c) The provisions of this Section 5.18 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current director and officer of the Company and his or her heirs and personal representatives.

5.19 Disclosure Schedules. The Company shall prepare and deliver a set of disclosure schedules relating to the representations and warranties made in Article II and dated as of the date hereof (the “Disclosure Schedule”) to Parent for informational purposes only and any matters or other information set forth thereon shall not be considered in determining whether there was a breach of any such representation or warranty or serve to limit any right to indemnification (or as a bar to any claim or limit on the amount of recovery) of any Indemnified Party set forth in Section 8.2(a). Notwithstanding the foregoing and for the avoidance of doubt, following the Closing, the Indemnified Parties shall not be entitled to indemnification for (a) any payments to be made to the employees of the Company following the Closing for post-Closing periods (or to the extent of amounts accrued on the Estimated Closing Date Balance Sheet and reflected in final determination of the final, binding Net Current Assets) to the extent (i) such employees and their respective salaries and other benefits in connection with their employment are set forth on Section 2.20 of the Disclosure Schedule or (ii) such payments to such employees are modified in any way by Parent after the Closing, including but not limited to any compensation or benefits contained in any new employment contracts in the agreed form to be entered into by the Employees, (b) liabilities with respect to payments becoming due and payable following the Closing with respect to the Material Contracts set forth on Section 2.14(c)(i)) of the Disclosure Schedule with the vendors or suppliers of the Company arising in the ordinary course of business or (c) the information disclosed and set forth in the following sections of the Disclosure Schedule: 2.1(a), 2.1(b), 2.2(a)(1), 2.2(a)(2), 2.2(b)(1), 2.2(b)(2), 2.6, 2.7(d), 2.9, 2.10(e), 2.12(a), 2.12(b), 2.12(e), 2.13(b), 2.13(c)(i), 2.13(e), 2.13(f), 2.13(i), 2.13(q), 2.13(s), 2.13(v), 2.13(y)(i), 2.13(z), 2.14, 2.19(a), 2.19(g), 2.20, 2.21, 2.23, 2.25 and 2.27, solely to the extent such matters are responsive to the applicable representation and warranty, and shall be deemed to part of such applicable representation and warranty made hereunder.

5.20 Intellectual Property Transfer and Registration. Through and following Closing, the Registered Intellectual Property in the Peoples Republic of China underlying that certain Agreement for China Territory dated March 26, 2012, by and between the Company and YongCloud (Shanghai), LTD (“YongCloud” and such agreement, as amended, the “YongCloud Agreement”) and that certain Source Code Escrow Agreement, dated June 15, 2012, by and among the Company, YongCloud and Christopher L. Plunkett, P.C. (the “Source Code Escrow Agreement”), shall be both (a) recorded as to transfer to the

Company with the Ministry of Foreign Trade and Commerce in the Peoples Republic of China without objection or material impediment and (b) shall have been transferred with the Copyright Protection Center of China (the “CPCC”). Parent and the Surviving Corporation shall control the process to reasonably promptly achieve the foregoing, using commercially reasonable efforts, and with consultation with, and notice of material developments to, the Stockholder Representative. Parent shall be entitled to reduce the Holdback Amount by all costs or penalties incurred by Parent or the Surviving Company in furtherance of the foregoing.

ARTICLE VI

TAX MATTERS

6.1 Tax Periods Ending on or before the Closing Date. The Stockholder Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date that are required to be filed on or before the Closing Date, which Tax Returns shall be prepared and filed in a manner consistent with past practice of the Company and its Subsidiaries unless otherwise required by applicable Law. The Stockholder Representative and the Company shall permit Parent to review and comment on any material Tax Return described in the preceding sentence prior to filing and shall consider such comments in good faith. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date, which Tax Returns shall be prepared and filed in a manner consistent with past practice of the Company and its Subsidiaries unless otherwise required by applicable Law. Parent shall take any available deduction for Tax purposes in respect of (i) the repayment of Indebtedness, (ii) payments through the Company’s payroll system at or prior to the Closing, (iii) all payments to Company Option Holders or other payments of compensation pursuant to this Agreement (in each case, other than in respect of Section 1.7(e) or Section 8.3(h)) and (iv) Third-Party Expenses on such Tax Returns to the extent permitted by applicable Law. Parent shall permit the Stockholder Representative to review and comment on any Tax Return described in the preceding sentence prior to filing and shall obtain the Stockholder Representative’s written consent (not to be unreasonably withheld) prior to filing any such Tax Return. Parent may recover from the Holdback Amount, without duplication of any amount recovered pursuant to Article VIII (by reducing the amount of such Holdback Amount) (or, at its election, otherwise pursuant to Article VIII) an amount equal to such Taxes of the Company or any of its Subsidiaries for such periods to the extent such Taxes were not taken into account in determining the final binding Net Current Assets to reduce the Initial Merger Consideration dollar-for-dollar under Section 1.7(e).

6.2 Straddle Periods. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for all Straddle Periods. Parent shall permit the Stockholder Representative to review and comment on any Tax Return described in the preceding sentence prior to filing and shall and report all items with respect to the portion of the Straddle Period ending on the Closing Date in accordance with the instructions of Seller Representative except to the extent required by applicable Law. Parent may recover from the Holdback Amount, without duplication of any amount recovered pursuant to Article VIII (by reducing the amount of such Holdback Amount) (or, at its election, otherwise pursuant to Article VIII) an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes were not taken into account in determining the final binding Net Current Assets to reduce the Initial Merger Consideration dollar-for-dollar under Section 1.7(e). For purposes of this Agreement, the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income, receipts, sales, use, or payroll, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (1) the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and (2) the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, that, if the amount of periodic Taxes imposed for such Straddle Period reflects different rates of Taxes imposed for different periods within such Straddle Period, the formula described in the preceding clause shall be applied separately with respect to each such period within the Straddle Period and (B) in the case of any Tax based upon or related to income, receipts, sales, or payroll, be deemed equal to the amount which would be payable if the relevant Straddle Period ended as of the close of business on the Closing Date except that exemptions, allowances or deductions that are not covered under the rules of Code Sections 451 and 461 shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

6.3 Cooperation on Tax Matters. Parent and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Surviving Corporation and the Stockholder Representative shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority.

6.4 Contest Provisions. If, subsequent to the Closing, Parent, the Surviving Corporation or any of its Subsidiaries receives notice of a Tax Contest with respect to any Pre-Closing Tax Period (a “Pre-Closing Tax Contest”) with respect to which Indemnified Parties claim a right to indemnification under this Agreement, then within thirty (30) Business Days after receipt of such notice, Parent shall notify the Stockholder Representative of such notice; provided, however, that any failure on the part of Parent to so notify the Stockholder Representative shall not limit any of the obligations of the Indemnifying Parties under Article VIII (except to the extent such failure materially prejudices the defense of such Tax Contest). The Stockholder Representative shall have the right (but not the obligation) to control the conduct and resolution of any Pre-Closing Tax Contest to the extent it is solely in respect of a Pre-Closing Tax Period. With respect to any other Pre-Closing Tax Contest, Parent shall have the right to control the conduct and resolution of such Tax Contest, provided that (i) Parent shall permit the Stockholder Representative to participate in such Pre-Closing Tax Contest at its own expense (using counsel of its own choosing), (ii) Parent shall keep the Stockholder Representative reasonably informed of all material developments on a timely basis and (iii) Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Indemnifying Parties’ indemnification obligations under this Agreement without the Stockholder Representative’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall bear its own costs for participating in such Tax Contest, except that Indemnified Parties may be entitled to indemnification for their costs pursuant to this Agreement. To the extent of any inconsistency between this Section 6.4 and Section 8.3(g), the provisions of this Section 6.4 Shall control.

6.5 Characterization of Payments. Any indemnity payments made pursuant to Article VIII shall constitute an adjustment of the Total Merger Consideration paid by Parent pursuant to Article I of this Agreement for Tax purposes and shall be treated as such by all parties on their Tax Returns unless otherwise required by applicable Law.

6.6 Certain Refunds. Any refunds of Pre-Closing Taxes that are received by Parent or the Company or credit of Pre-Closing Taxes against non-Pre-Closing Taxes in lieu of a refund (excluding any refund or credit attributable to any net-operating losses in a post-closing Tax period (or portion of a Straddle Period beginning after the Closing Date) applied (e.g., as a carryback) against income in a Pre-Closing Tax Period (or portion of a Straddle Period ending on or before the Closing Date)), shall be for the account of the Company Holders. Parent shall promptly pay, or cause to be paid, over to the Paying Agent (for further distribution to the Company Holders, in the same manner as set forth in Section 1.7(e)(i)) any such refunds or amounts of any such credit, net of related fees or expenses incurred by Parent or the Company in obtaining such refund or credit.

6.7 Post-Closing Tax Actions. With respect to a Pre-Closing Tax Period that ends on or before the Closing Date, none of Parent, the Company or any Subsidiary or Affiliate thereof shall (a) amend, file, revoke, or otherwise modify any previously filed Tax Returns or Tax Election of the Company, or change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) that ends on or before the Closing Date, without the prior written consent of the Stockholder Representative (unless otherwise required by applicable Law), or (b) initiate discussions or examinations with Governmental Entity regarding Taxes, or make any voluntary disclosures with respect to Taxes, in each case, without prior notice to the Stockholder Representative.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, nor shall any proceeding brought by a Governmental Entity, domestic or foreign, seeking any of the foregoing be threatened or pending.

7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(b) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) deemed appropriate or necessary by Parent shall have been timely obtained.

(c) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(d) Third Party Consents. Company shall have delivered to Parent all consents, waivers and approvals of parties to any Contract to which the Company is a party and which are required by the terms of such Contract, including those set forth on SCHEDULE 7.2(d) hereto.

(e) Termination of Agreements. The Company shall have terminated each of those agreements listed on SCHEDULE 7.2(e) hereto and each such agreement shall be of no further force or effect.

(f) Modification of Agreements. The Company shall have modified those agreements listed on SCHEDULE 7.2(f) hereto in the manner set forth on SCHEDULE 7.2(f) to this Agreement.

(g) Payoff Letters; Release of Liens. Parent shall have received from the Company one or more payoff letters, in form and substance reasonably satisfactory to Parent, duly executed and delivered by each holder of all Indebtedness for borrowed money, and duly and validly executed copies of all other agreements, instruments, certificates and other documents, including the appropriate UCC filings, each in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens related to such Company Indebtedness (the “Payoff Letters”).

(h) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had a Material Adverse Effect since the date of this Agreement.

(i) Stockholder Approval.

(i) Company Stockholders constituting the Requisite Stockholder Approval shall have approved this Agreement, the Certificate of Merger, the Merger and the transactions contemplated hereby and thereby, including the appointment of the Stockholder Representative.

(ii) With respect to any payments of cash, stock or otherwise that Parent may determine constitutes a “parachute payment” pursuant to Section 280G of the Code, the Stockholders shall have (A) approved any such “parachute payments” pursuant to the method provided for in the regulations promulgated under Section 280G of the Code or (B) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be made or provided for in any manner.

(iii) The Company shall have delivered Letters of Transmittal executed by Company Holders holding ninety-eight percent (98%) of the Total Outstanding Shares and such Letters of Transmittal shall include the appointment of the Stockholder Representative, agreement by each Company Holder to such Company Holder’s indemnification obligations set forth in Article VIII, and a release in favor of the Company and its Affiliates for pre-closing claims.

(j) Notice of Appraisal Rights. The Company shall have delivered notice in strict accordance with the applicable provisions of Delaware Law such that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights prior to Closing.

(k) Appraisal Rights. Stockholders holding no more than two percent (2%) of the Total Outstanding Shares shall continue to have a right to seek appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(l) Certificate of the Company. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions to the obligations of Parent and Sub set forth in Section 7.2(a), 7.2(k) and 7.2(s)(ii) have been satisfied.

(m) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to:

(i) the Charter Documents;

(ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors); and

(iii) that the Stockholders constituting the Requisite Stockholder Approval have approved this Agreement and the consummation of the transactions contemplated hereby.

(n) Certificates of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within 48 hours prior to Closing with respect to the Company. Parent shall have received such similar certificates evidencing each Subsidiary’s good standing from its jurisdiction of incorporation or organization, each of which is dated within 48 hours prior to Closing.

(o) Certificate of Status of Foreign Corporation. Parent shall have received certificates, dated within five (5) days of the Closing, attesting to the Company’s qualification to do business in each jurisdiction where it is qualified to do business.

(p) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(q) Termination of 401(k) Plans. Parent shall have received from the Company evidence reasonably satisfactory that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company, each of its Subsidiaries or the ERISA Affiliate (as defined in Section 2.19), as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.13(a) hereof.

(r) Closing Statement and Closing Allocation Schedule. Parent shall have received from the Company in each case no later than five (5) Business Days prior to the Closing Date each of the Closing Statement and Closing Allocation Schedule, both of which shall have been certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company.

(s) Employment Arrangements; Consulting Arrangements.

(i) As of immediately prior to Closing, each of the Key Employees shall remain employed by the Company, shall have accepted Parent’s offer of employment to become an employee of Parent (or any of its Subsidiaries) immediately following the Closing and shall not have evidenced any intention to terminate employment with Parent or the Surviving Corporation following Closing.

(ii) Parent shall have received, in form and substance acceptable to Parent, evidence that the Non-Continuing Employees have been terminated in accordance with Section 5.12(b).

(t) Exercise or Termination of Company Warrants and Options. The Company shall have delivered timely notice, in accordance with Section 5.2 hereof, to the holders of the Cashed-Out Options, Cancelled Options and the Company Warrants outstanding prior to the Effective Date that such Company Options and the Company Warrants will be cancelled or terminated prior to the Closing Date, and all such Company Warrants and Company Options shall have been either (i) exercised by the holder(s) of such Company Warrants and Company Options in full or (ii) to the extent not exercised in full, terminated or cancelled as of immediately prior to the Effective Time either pursuant to their own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

(u) Executed Agreements and Certificates. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) the Employment Agreements regarding the Key Employees continued employment with the Surviving Corporation following the Effective Time (the “Employment Agreements”), executed by each of the Key Employees;

(ii) Restrictive Covenant Agreements, executed by each of the Selected Key Employees; and

(iii) written resignations of all directors and officers of the Company, to be effective as of the Effective Time.

(v) Unanimous Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been revoked.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by an officer of Parent for and on its behalf to the effect that, as of the Closing the conditions to the obligations of the Company set forth in Section 7.3(a) have been satisfied.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Company contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement shall survive the twelve (12) month period immediately following the Closing Date (the expiration of such period, the “Survival Date”); provided, however, that (i) the representations and warranties of the Company contained in Sections 2.13(a), (b), (c), (d), (e), (g), (h), (i), (j), (m), (n), (o), (q), (r) and (aa) (Intellectual Property) (collectively, the “Intellectual Property Representations”) hereof shall survive for the three (3) year period immediately following the Closing Date (the “IP Rep Survival Date”) and (ii) the representations and warranties of the Company contained in Section 2.1 (Organization of the Company), Section 2.2 (Company Capital Structure), Section 2.3 (Subsidiaries), Section 2.4 (Authority), Section 2.5 (No Conflict), Section 2.10 (Tax Matters) and Section 2.18 (Brokers’ and Finders’ Fees; Third Party Expenses) (collectively, the “Fundamental Representations”) hereof shall survive for the five (5) year period immediately following the Closing Date (the “Fundamental Rep Survival Date”).

(b) All representations and warranties made by Parent and Sub in this Agreement or in any certificate or other instrument delivered by Parent or Sub pursuant to this Agreement shall survive the twelve (12) month period immediately following the Closing Date.

(c) The parties acknowledge and agree that if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Loss as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred such Loss as a result of and in connection with such inaccuracy or breach; provided, however, that recovery for any such Loss by Parent shall be in lieu of, and without duplication of, recovery by the Surviving Corporation. For the avoidance of doubt, nothing set forth in this Section 8.1(c) shall in any way expand the obligation of the Company Holders to provide indemnification set forth in Section 8.2.

8.2 Indemnification.

(a) From and after the Effective Time, by virtue of the adoption and approval of the Merger by the Requisite Stockholder Approval, the Company Holders as of immediately prior to the Effective Time (the “Indemnifying Parties”) agree, severally (but not jointly), in accordance with their respective Indemnity Allocation Percentages, to indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including, after the Closing, the Surviving Corporation and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”; provided, however, that any special or punitive damages shall not be included in the definition of Losses unless actually paid to a third party) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty (without giving effect to any qualification as to materiality contained therein solely for the purpose of determining the amount of any Loss) of the Company contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, (ii) any failure by the Company to perform or comply with any covenant applicable to any of them contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, (iii) the amount of any Closing Deficiency, if any and only to the extent not paid pursuant to Section 1.7(e)(ii), (iv) any Dissenting Share Payments, (v) any Third Party Expenses or Indebtedness of the Company unpaid as of the Closing as contemplated by Section 1.10 hereof, (vi) fraud committed by the Company or any member of management of the Company in connection with the transactions contemplated hereby, (vii) any D&O Loss, (viii) any Pre-Closing Taxes of the Company, (ix) any inaccuracies in the Closing Allocation Schedule or any claim related to or arising out of the distribution of any portion of the Total Merger Consideration in accordance with the Closing Allocation Schedule, or (x) any such matters set forth on SCHEDULE 8.2 (A) hereof. The Company Holders and the officers and directors of the Company shall not have any right of contribution, indemnification or advancement of expenses from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(b) From and after the Effective Time, Parent agrees to indemnify and hold harmless the Company Holders against all Losses incurred by such Company Holders, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of Parent or Sub contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement or (ii) any failure by Parent or Sub to perform or comply with any covenant applicable to any of them contained in this Agreement; provided, however, that that any claim pursuant to the preceding (i) or (ii) may only be made by the Stockholder Representative on behalf of any Company Holder.

8.3 Limitations and Claims for Indemnification.

(a) Basket Amount and Other Limitations. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 8.3(a), an Indemnified Party may not recover any Losses under Section 8.2(a)(i) unless and until such Losses under Section 8.2 exceed $150,000 in the aggregate (the “Basket Amount”), in which case Parent shall be entitled to recover all Losses (including, for the avoidance of doubt, the Basket Amount). Notwithstanding the foregoing, Parent shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to Losses resulting from (i) any breach of a representation or warranty contained in the Fundamental Representations or the Intellectual Property Representations, (ii) any Closing Deficiency, (iii) any Dissenting Share Payments, (iv) any Third Party Expenses or Indebtedness on the Company incurred prior to Closing and not satisfied in full at or prior to the Closing as contemplated by Section 1.10 hereof, (v) fraud committed by the Company or any member of management of the Company in connection with the transactions contemplated hereby, (vi) any D&O Loss, (vii) any Pre-Closing Taxes of the Company, (viii) any inaccuracies in the Closing Allocation Schedule or any claim related to or arising out of the distribution of any portion of the Total Merger Consideration in accordance with the Closing Allocation Schedule or (ix) any such matters set forth on SCHEDULE 8.2 (A) hereof (Losses in clauses (i) through and including (ix), collectively, being “Exempted Losses” and Losses from clause (v) exclusively being “Fraud”). Except for Exempted Losses, the amount of Loss that may be recovered by an Indemnified Party pursuant to Section 8.2 shall not exceed the Holdback Amount. The aggregate amount of Exempted Losses that may be recovered by an Indemnified Party pursuant to Section 8.2 shall not exceed the aggregate proceeds received by a Company Holder hereunder. The foregoing limitation of Losses recoverable with respect to fraud committed by a Company Holder shall not apply to such Company Holder who committed such fraud; provided, however, that no Company Holder shall be liable for fraud committed by another Company Holder. No amount shall be recoverable pursuant to Section 8.2(a) in duplication of any reduction of the Holdback Amount or the extent that such amount was taken into account in determining the final binding Net Current Assets to reduce the Initial Merger Consideration dollar-for-dollar under Section 1.7(e).

(b) Insurance.

(i) Each of the Indemnified Parties acknowledges and agrees that, for purposes hereof, any Losses indemnifiable pursuant to this Agreement shall be calculated based on the amount of such Losses that remains after deducting therefrom any insurance proceeds (net of all expenses incurred in the collection thereof and all increases in premiums resulting therefrom) actually received by an Indemnified Party with respect thereto. Parent shall use its commercially reasonable efforts to seek recovery for any such Losses from any of its or the Surviving Corporation’s then-existing insurance policies.

(c) No Duplication of Recovery. Any Losses for which any Indemnified Party is entitled to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement. Furthermore, no Indemnified Party shall have any indemnification obligations hereunder for any Losses arising out of a breach of or inaccuracy of any representation, warranty, covenant or agreement set forth in this Agreement (and the amount of any such Losses incurred in respect of such breach or inaccuracy shall not be included in the calculation of any limitations on indemnification set forth herein) solely to the extent such matter giving rise to such breach or inaccuracy was included in the determination of the Closing Deficiency or any Third Party Expenses or Indebtedness of the Company for purposes of determining adjustments to the Initial Merger Consideration.

(d) Satisfaction of Claims.

(i) Except for Exempted Losses, claims by an Indemnified Party for Losses shall be satisfied by reducing the Holdback Amount by an amount equal to such Loss. Claims by an Indemnified Party for Exempted Losses, shall be satisfied: (i) first, by reducing the Holdback Amount by an amount equal to such Loss, but only after (A) satisfying all other claims not related to Exempted Losses, and (B) making appropriate reserve as provided herein for any unresolved claims not related to Exempted Losses, and (ii) second, if the remaining Holdback Amount is insufficient after such satisfaction or reserve, (A) in the case of Fraud, directly from the Company Holders based on their Indemnity Allocation Percentages on a several and not joint basis by cash payment to Parent up to the aggregate proceeds received by such Company Holders hereunder has been recovered by Parent, and if excess Losses from Fraud remain, then directly and individually from such Person or Persons committing such Fraud without limit; provided, however, that if an Indemnified Party cannot recover Losses from Fraud from each Company Holder based on such Company Holder’s Indemnity Allocation Percentage, nothing herein shall limit the Indemnified Party’s ability to recover all Losses from Fraud directly from such Person or Persons committing such Fraud and (B) in the case of all other Exempted Losses, directly from the Company Holders based on their Indemnity Allocation Percentages on a several and not joint basis by cash payment to Parent; provided, however, that the aggregate amount of any such cash payments made by a Company Holder shall not exceed the portion of the Total Merger Consideration received by such Company Holder pursuant to the transactions hereunder.

(ii) The representations and warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties, will not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Parties or any of their Affiliates. Such representations and warranties, covenants and obligations will not be affected or deemed waived by reason of the fact that the Indemnified Parties knew or should have known that any representation or warranty might be inaccurate or that the Indemnifying Party failed to comply with any agreement or covenant. Any investigation by such party will be for its own protection only and will not affect or impair any right or remedy hereunder.

(e) Claims for Indemnification.

(i) If at any time prior to the Survival Date, the IP Rep Survival Date or Fundamental Rep Survival Date, as applicable, Parent determines in good faith that any Indemnified Party has a bona fide claim for indemnification pursuant to this Article VIII, Parent may deliver to the Stockholder Representative a certificate signed by a representative of Parent (any certificate delivered in accordance with the provisions of this Section 8.3(e)(i), an “Officer’s Claim Certificate”):

(A) stating that an Indemnified Party has a claim for indemnification pursuant to this Article VIII (or that with respect to any Tax matters, any Tax Authority has raised such Tax matter in audit of Parent or its subsidiaries (including the Surviving Corporation and its Subsidiaries), which could give rise to indemnifiable Losses);

(B) to the extent possible, contain a good faith non-binding, preliminary estimate of the amount of all indemnifiable Losses to which such Indemnified Party claims to be entitled to receive under this Article VIII, which shall be the amount of Losses such Indemnified Party has so incurred or suffered or could reasonably be expected to incur or suffer in the future; and

(C) specifying in reasonable detail (based upon the information then possessed by Parent) the material facts known to the Indemnified Party giving rise to such claim.

No delay or failure in providing such Officer’s Claim Certificate prior to the Survival Date, the IP Rep Survival Date or Fundamental Rep Survival Date, as applicable, shall affect an Indemnified Party’s rights hereunder, unless the Indemnifying Parties demonstrate actual material damage caused by such delay or failure, and then only to the extent thereof.

(ii) If the Stockholder Representative in good faith objects to any claim made by Parent in any Officer’s Claim Certificate, then the Stockholder Representative shall deliver a written notice (a “Claim Dispute Notice”) to Parent during the 30-day period commencing upon receipt by the Stockholder Representative of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Parent in the Officer’s Claim Certificate. If the Stockholder Representative does not deliver a Claim Dispute Notice to Parent prior to the expiration of such 30-day period, then each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Parent’s favor for purposes of this Article VIII on the terms set forth in the Officer’s Claim Certificate.

(iii) If the Stockholder Representative delivers a Claim Dispute Notice, then Parent and the Stockholder Representative shall attempt in good faith to resolve any such objections raised by the Stockholder Representative in such Claim Dispute Notice. If Parent and the Stockholder Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Parent and the Stockholder Representative shall be prepared and signed by both parties.

(iv) If no such resolution can be reached during the 45-day period following Parent’s receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either Parent or the Stockholder Representative may bring suit to resolve the objection in accordance with Sections 10.10 and 10.12.

(f) No Contribution. No Indemnifying Party shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

(g) Third Party Claims. Except as otherwise provided in Article VI, in the event of the assertion of any claim or the commencement by any Person of any action, suit, proceeding, claim, arbitration or investigation pending by or before any Governmental Entity (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnifying Parties may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to this Article VIII (each, a “Claim”), Parent shall have the right, at its election, to proceed with the defense of such Claim, including the right to assert counterclaims, and all costs associated therewith shall constitute indemnifiable Losses under Section 8.2. If Parent so proceeds with the defense of any such Claim:

(i) The Stockholder Representative shall, and shall use commercially reasonable efforts to cause each Indemnifying Party to, make available to Parent or the Stockholder Representative, as applicable, any documents and materials in its possession or control that may be necessary to the defense of such Claim; and

(ii) Parent shall not have the right to settle, adjust or compromise such action, suit, proceeding, claim, arbitration or investigation without the consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), it being understood that the Stockholder Representative shall consent to any settlement, adjustment or compromise of such Proceeding that Parent may recommend that (i) requires indemnification under this Article VIII in an amount less than $250,000 and (ii) does not otherwise impose any equitable remedy on any Company Holder or any of their respective assets.

Parent shall give the Stockholder Representative prompt notice of the commencement of any Claim against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Stockholder Representative shall not limit any of the obligations of the Indemnifying Parties under this Article VIII, unless the Indemnifying Parties demonstrate actual material damage caused by such delay or failure, and then only to the extent thereof.

(h) Release of Remaining Holdback Amount. Promptly following the twelve (12) month anniversary of the Closing Date, Parent shall pay, or cause to be paid, an amount equal to the then remaining balance of the Holdback Amount, (i) as reduced pursuant to the provisions herein, including Section 8.3, and (ii) minus an amount equal to Parent’s good faith, reasonable estimation of incurred or potential Losses with respect to matters set forth on any Officer’s Claim Certificates timely delivered but not finally resolved pursuant to Section 8.3 (each, a “Pending Claim”) to the Paying Agent for payment to the Company Holders in accordance with the Closing Allocation Schedule. Upon the resolution of any Pending Claim, Parent shall pay the then remaining balance of the Holdback Amount (less an amount equal to Parent’s good faith, reasonable estimation of incurred or potential Losses with respect to all then outstanding Pending Claims) to the Paying Agent for payment to the Company Holders in accordance with the Closing Allocation Schedule. All parties hereto agree that for all Tax purposes that the right of the Company Holders to the Holdback Amount (or any portion thereof) shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate.

(i) Certain Waivers, etc. Each Company Holder hereby agrees that it shall not (and shall cause its Affiliates not to) make any claim for indemnification against Parent, the Surviving Corporation or any of their respective Affiliates by reason of the fact that any Company Holder or any Affiliate of any Company Holder is or was a shareholder, member, director, manager, officer, employee or agent of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Indemnified Parties against the Company Holder pursuant to this Agreement or applicable law or otherwise, and each Company Holder (on its own behalf and on behalf of its Affiliates) hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from the Surviving Corporation or any of its Affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise. Effective upon the Closing, each Company Holder (on its own behalf and on behalf of its Affiliates) hereby irrevocably waives, releases and discharges Parent, the Surviving Corporation and their respective Affiliates from any and all liabilities and obligations to it of any kind or nature whatsoever, whether in its capacity as a shareholder, manager, member, officer or director of the Company or any of its Affiliates or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered by Parent or the Surviving Corporation as contemplated herein) or otherwise at law or equity, and each Company Holder agrees that it shall not (and that it shall cause its Affiliates not to) seek to recover any amounts in connection therewith or thereunder from Parent, the Surviving Corporation or any of their respective Affiliates. In no event shall Parent, the Surviving Corporation or any of their respective Affiliates have any liability whatsoever to any Company Holder (or any Affiliate of any Company Holder) for breaches of the representations, warranties, agreements or covenants of the Company hereunder, and no Company Holder shall (and shall cause its Affiliates not to) in any event seek contribution from the Surviving Corporation or any of its Affiliates in respect of any payments required to be made by any Company Holder pursuant to this Agreement.

8.4 Stockholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the Requisite Stockholder Approval, each of the Company Holders shall be deemed to have agreed to appoint OpenView General Partner, L.P. as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Company Holders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Holdback Amount in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and bring suit and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and bring suit and comply with orders of courts with respect to, any other claim by any Indemnified Party against any Company Holder or by any such Company Holder against any Indemnified Party or any dispute between any Indemnified Party and any such Company Holder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Holders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Holdback Amount agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the vote of holders of a majority in interest of the Holdback Amount. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Holders.

(b) The Stockholder Representative shall not be liable to any Company Holder for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Company Holders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4 hereof, shall constitute a decision of the Company Holders and shall be final, binding and conclusive upon the Company Holders; and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Holders. Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(c) The Stockholder Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder, but shall be entitled to the payment of all of its out-of-pocket expenses incurred as the Stockholder Representative to be paid from the Stockholder Representative Fund. In the event that the Stockholder Representative Fund is insufficient to cover the fees and expenses incurred by the Stockholder Representative in performing its obligations under this Agreement, each of the Company Holders shall be obligated to pay its Pro Rata Portion of any such deficiency. The Stockholder Representative shall be entitled to withdraw cash amounts held in the Stockholder Representative Fund in reimbursement for its out-of-pocket expenses incurred in performing its obligations under this Agreement. The Stockholder Representative Fund shall be held until the twelve (12) month anniversary of the Closing Date, or for such time thereafter as is necessary to settle claims or other matters relating to this Agreement then pending, as determined by the Stockholder Representative in its sole discretion. Any portion of the Stockholder Representative Fund remaining after such date shall be paid by the Stockholder Representative to each Company Holder as set forth on the Closing Allocation Schedule. The Stockholder Representative Fund shall be deemed to have been received by the Company Holders at the Closing (in accordance with their respective Pro Rata Portions) for U.S. federal and applicable state and local income Tax purposes, but any withholding in respect thereof shall be satisfied from other sources owing to the Company Holders on the Closing Date.

8.5 Limitation Exclusion. Nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement if the Merger is not consummated.

8.6 Exclusive Remedy. Following the Effective Time, except for (i) specific performance or injunctive relief pursuant to Section 10.7, (ii) Fraud, (iii) the determination of the Post-Closing Statement (which is governed by Section 1.7) and (iv) the rights and obligations set forth in Article VI, the rights and obligations set forth in this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties (whether at law or in equity) with respect to any breach of any representation, warranty, covenant or agreement set forth in this Agreement. No Indemnifying Party shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which he or she may become subject under or in connection with this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2 hereof, this Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company, by giving written notice of such termination to the other, if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

(c) Requisite Stockholder Approval.

(i) by Parent, by giving written notice of such termination to the Company, if within twenty-four (24) hours following the execution of this Agreement, the condition in Section 7.2(i)(i) has not been satisfied or fulfilled; or

(ii) by the Company, by giving written notice of such termination to Parent, if (A) the Company has submitted this Agreement, the Certificate of Merger and the Merger to the Company Stockholders and such Company Stockholders representing a number of Company Capital Stock have voted against, or abstained from, such approval and adoption such that the Requisite Stockholder Approval cannot be obtained, and, as a result thereof, the condition set forth in Section 7.2(i)(i) cannot be satisfied or fulfilled, or (B) 60 days have passed from the date of this Agreement and the Company has submitted this Agreement, the Certificate of Merger and the Merger to the Company Stockholders and such Company Stockholders representing less than the Requisite Stockholder Approval have voted in favor of such approval and adoption, and therefore, the condition set forth in Section 7.2(i)(i) has not been satisfied or fulfilled.

(d) by Parent, by giving written notice of such termination to the Company, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

(e) by Parent, by giving written notice of such termination to the Company, if it is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f) by the Company, by giving written notice of such termination to Parent, if the Company is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g) by the Company, by giving written notice of such termination to Parent, if the Company has received a Superior Proposal prior to obtaining the Requisite Stockholder Approval, but only if the Company (i) has given Parent at least five (5) full Business Days (the “Match Period”) written notice of the existence and material terms of the Superior Proposal and allowed Parent during such period the opportunity to match or exceed the terms of the Superior Proposal (and has further allowed Parent an additional Match Period for each time that a Superior Proposal is subsequently materially modified), and (ii) has paid Parent the Break-Up Fee and the Expense Reimbursement.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.4, 5.5, 5.6 and 8.5 hereof, Article X hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX. In the event this Agreement is validly terminated in accordance with Section 9.1(g), the Company shall promptly pay Parent (i) two million six hundred thousand dollars ($2,600,000) in cash (the “Break-Up Fee”), and (ii) Parent’s reasonable fees and expenses, including for outside counsel and financial and accounting experts, related to the negotiation and due diligence to enter into this Agreement (the “Expense Reimbursement”).

9.3 Amendment. Prior to the Closing, this Agreement may be amended by Parent, the Company, Sub and the Stockholder Representative, at any time before or after approval of the matters presented in connection with the Merger by the Company Stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such Company Stockholders without such further approval. After the Closing, this Agreement may be amended only with the approval of Parent and the Stockholder Representative. This Agreement may not be amended except by an instrument in writing signed on behalf of the applicable Persons set forth in this Section 9.3.

9.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Company Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against the Company Stockholders whether or not they have signed such extension or waiver. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or electronic mail (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or by email as provided in Section 4.3); provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Parent or Sub (or, following the Closing, to the Company), to:

Barracuda Networks, Inc.

3175 S. Winchester Blvd.

Campbell, CA 95008

Attention: General Counsel, Diane Honda

E-mail address: dhonda@barracuda.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303

Attention: Ed Batts, Esq.

Email: Ed.Batts@DLAPiper.com

Facsimile No.: (650) 687-1106

(b) if to the Company (prior to the Closing) or the Stockholder Representative, to:

OpenView General Partner, L.P.

303 Congress Street, #701

Boston, MA 02210

Attention: George Roberts

Email: groberts@openviewpartners.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention: David Powers, Esq.

Email: dpowers@goodwinprocter.com

Facsimile No.: (617) 801-8774

10.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in the Disclosure Schedule or any Appendix, Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. Any notice, consent, acknowledgement or other item to be delivered by Parent “in writing” hereunder shall only be deemed to be “in writing” if such writing is signed by an officer of Parent.

10.3 Disclosure Schedule. No disclosure of any matter contained in the applicable Disclosure Schedule shall create an implication that such matter meets any standard of materiality (matters reflected in the applicable Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the applicable Disclosure Schedule; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose).

10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.5 Entire Agreement; Assignment. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain non-binging term sheet letter agreement by and between Parent and the Company, dated as of July 21, 2015, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Specific Performance. Each of the Company, Stockholder Representative, Sub and Parent acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

10.8 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties agree that his Agreement is a sealed instrument and shall be construed as such under the laws of the State of Delaware.

10.10 Dispute Resolution; Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. If a claim or dispute brought in accordance herewith is resolved in the favor of a Party hereto, such Party shall be entitled to, and awarded, its costs and expenses incurred in connection with the resolution of such claim or dispute (including reasonable attorneys’ fees).

10.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Sub, the Company, and the Stockholder Representative have caused this Agreement to be executed under seal, all as of the date first written above.

BARRACUDA NETWORKS, INC.

/s/ David Faugno
By:	David Faugno
Its:	Chief Financial Officer

IGLOO MERGER CORP.

/s/ David Faugno
By:	David Faugno
Its:	Chief Financial Officer

INTRONIS, INC.

/s/ Rick Faulk
By:	Rick Faulk
Its:	Chief Executive Officer

OPENVIEW GENERAL PARTNER, L.P.

By:	OpenView Management, LLC
Its:	General Partner

/s/ Scott M. Maxwell
By:	Scott M. Maxwell
Its:	Manager

SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER

APPENDIX I-A

Definitions

For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “ACA” means Patient Protection & Affordable Care Act of 2010, as amended.

(b) “Adjusted Merger Consideration” means (A) sixty-five million dollars ($65,000,000) minus (B) the final, binding Indebtedness determined in accordance with Section 1.7, minus (C) the final, binding Third Party Expenses unpaid as of Closing, determined in accordance with Section 1.7, minus (D) an amount equal to the Holdback Amount, (E) minus an amount equal to the Stockholder Representative Fund Amount and (F) minus the amount, if any, by which the NCA Target exceeds the Closing Date NCA or (G) plus the amount, if any, by which the Closing Date NCA exceeds the NCA Target, and (H) minus the amount of CIC Payments unpaid as of the Closing Date.

(c) “Affiliate” means with respect to a Person: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

(d) “Aggregate Series A Preference Amount” means the aggregate Series A Preference Amount of the shares of Series A Preferred Stock.

(e) “Aggregate Series A-1 Preference Amount” means the aggregate Series A-1 Preference Amount of shares of Series A-1 Preferred Stock.

(f) “Aggregate Series B Preference Amount” means the aggregate Series B Preference Amount of shares of Series B Preferred Stock.

(g) “Business Day” means each day that is not a Saturday, Sunday or holiday on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(h) “Closing Date NCA” means the Net Current Assets of the Company as of the Closing, as finally determined in accordance with Section 1.7.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Company Capital Stock” means the Company Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

(k) “Company Common Stock” means shares of common stock, par value $0.0001 per share, of the Company.

(l) “Company Holders” means the Company Stockholders, the Company Option Holders and the Company Warrant Holders.

(m) “Company Option Holders” means the holders of Company Options.

(n) “Company Option Plan” means the 2009 Stock Plan of the Company.

(o) “Company Options” means all issued and outstanding options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity, each of whom is listed on APPENDIX II along with the number of shares of Company Common Stock subject to each such option held by such person or entity.

(p) “Company Preferred Holders” means the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock.

(q) “Company Stockholder” means a holder of Company Capital Stock.

(r) “Company Unvested Common Stock” means any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

(s) “Company Common Stock Warrants” means any issued and outstanding warrants to purchase Common Stock, each of which is listed on APPENDIX III herein, along with the name of such Company Warrant Holder.

(t) “Company Preferred Stock Warrants” means any issued and outstanding warrants to purchase Series A Preferred Stock or Series A-1 Preferred Stock, each of which is listed on APPENDIX III hereto, along with the name of such Company Warrant Holder.

(u) “Company Warrant Holder” means the holders of Company Warrants.

(v) “Company Warrants” means together the Company Common Stock Warrants and the Company Preferred Stock Warrants.

(w) “Continuing Employee” means each employee of the Company who becomes an employee of Parent, the Surviving Corporation or any of their Subsidiaries after the Closing Date.

(x) “DGCL” means the Delaware General Corporation Law, as amended from time to time.

(y) “Disclosure Schedule” means that certain disclosure schedule (referencing the appropriate section and paragraph numbers as set forth in this Article II) delivered by the Company to Parent and dated as of the date hereof.

(z) “D&O Loss” means all Losses in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a “D&O Claim”) incurred by the Surviving Corporation in connection with providing indemnification or exculpation to any Covered Person to the extent based on, resulting from or arising in connection with (a) the fact that such Covered Person is or was a director or officer of the Company at any time prior to the Closing Date or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date, or (b) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such D&O Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Closing Date, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing Date.

(aa) “Environmental Laws” shall mean any applicable Laws that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”), the European Union RoHS Directive and the Waste Electrical and Electronic Equipment Directive.

(bb) “Estimated Indebtedness” means the amount of Indebtedness paid or expected to be payable by the Company estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.

(cc) “Estimated Third Party Expenses” means the amount of Third Party Expenses paid or expected to be payable by the Company estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.

(dd) “FCPA” means the Foreign Corrupt Practices Act, as amended.

(ee) “Final Determination Date” means the earliest to occur of (i) the first Business Day occurring immediately after the expiration of the First Review Period, if the Stockholder Representative shall not have delivered an Objection Notice to Parent within the First Review Period, (ii) the date on which either the Stockholder Representative or Parent gives the other a written notice that such party has no objection to the other party’s determination of all of the items set forth in the Post-Closing Statement, (iii) the date on which the Stockholder Representative and Parent execute and deliver a Settlement Agreement resolving all disputed items or such disputed items are finally determined in accordance with Section 1.7(d).

(ff) “Fully Diluted Common Number” means the sum of (i) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and (ii) the total number of shares of Company Common Stock that are issuable upon the conversion or exercise in full of all convertible securities, options, warrants or other rights to acquire Company Common Stock, in each case, that are outstanding and vested (assuming consummation of the Merger) immediately prior to the Effective Time.

(gg) “GAAP” means United States generally accepted accounting principles consistently applied.

(hh) “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality in each case federal, state, local, foreign or domestic.

(ii) “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(jj) “Holdback Amount” means an amount equal to seven million dollars ($7,000,000) plus an amount of accruing interest equal to 0.01%.

(kk) “Indebtedness” means, without duplication and to the extent not included in the calculation of Net Current Assets or Third Party Expenses, with respect to any Person, (i) all obligations for borrowed money or extensions of credit, including bank overdrafts and advances, (ii) all obligations evidenced by bonds, debentures, notes, notes payable, convertible securities or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations for borrowed money or extensions of credit of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed, (vi) any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of the foregoing, (vii) all obligations, contingent or otherwise, directly or indirectly guaranteeing any of the obligations described in clauses (i)-(v) above, of any other Person, (viii) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (ix) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (x) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations determined on a net basis as if such contract or obligation was being terminated early on such date, (xi) all obligations for deferred or extended payment arrangements to vendors, employees or other Persons, (xii) all bonus amounts payable after the Closing relating to periods prior to the Closing Date, to the extent not included in the calculation of Net Current Assets and (xiii) all severance, termination, change in control or similar payments to any current or former employee, consultant or contractor of the Acquired Companies payable prior to the Closing or which are triggered in whole or in part by the transactions contemplated by this Agreement to the extent not included in the calculation of Net Current Assets or otherwise paid pursuant to Section 1.10(a).

(ll) “Indemnity Allocation Percentage” means, with respect to each Company Holder:

(i) Until such time as Losses paid to the Indemnified Parties pursuant to Article VIII reach an amount equal to (1) the Total Merger Consideration minus (2) the Preference Amounts (the resulting amount, the “Aggregate Post-Preference Consideration”), the Indemnity Allocation Percentage for all Company Holders shall be as set forth on SCHEDULE I-A, which shall be calculated as follows:

(A) All Company Holders holding Series B Preferred Stock, Series A-1 Preferred Stock, Series A Preferred Stock and Company Common Stock, shall be a percentage equal to (I) the amounts payable to such Company Holder on account of such shares pursuant to Section 1.6 hereof divided by (II) the Aggregate Post-Preference Consideration;

(B) All Company Holders holding Company Options, shall be a percentage equal to (I) the amount payable to such Company Holder on account of such Company Holder’s Company Options pursuant to Section 1.6 hereof divided by (II) the Aggregate Post-Preference Consideration; and

(C) All Company Holders holding Company Warrants, shall be a percentage equal to (I) the amounts payable to such Company Holder on account of such Company Holder’s Company Warrants pursuant to Section 1.6 hereof divided by (II) the Aggregate Post-Preference Consideration.

(ii) Thereafter, for:

(A) Each Company Holder of Series B Preferred Stock, Series A-1 Preferred Stock, Series A Preferred Stock and Cashed-Out Preferred Warrants outstanding or issuable immediately prior to the Effective Time, a percentage equal to (I) the amount of the Preference Amount payable with respect to such Company Holder’s shares of Preferred Stock or Cashed-Out Warrants divided by (II) the Preference Amount; and

(B) Each Company Holder of Company Common Stock, Company Options and Cashed-Out Common Warrants outstanding immediately prior to the Effective Time, 0%.

(mm) “Initial Merger Consideration” means (A) sixty-five million dollars ($65,000,000) minus (B) the Estimated Indebtedness, minus (C) the Estimated Third Party Expenses unpaid as of Closing, minus (D) an amount equal to the Holdback Amount, (E) minus an amount equal to the Stockholder Representative Fund Amount, (F) minus the amount, if any, by which the NCA Target exceeds the Estimated Closing Date NCA, (G) plus the amount, if any, by which the Estimated closing Date NCA exceeds the NCA Target, (H) minus the amount of CIC Payments unpaid as of the Closing Date.

(nn) “International Trade Law” means the UK Bribery Act and U.S. Laws applicable to international transactions, including, but not limited to, any economic sanctions laws, including those administered by the Office of Foreign Assets Control of the United States Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other sanctions authority, the Export Administration Act, the Export Administration Regulations, the FCPA, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the USA PATRIOT Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

(oo) “Key Employees” means the employees listed in APPENDIX IV hereof under the heading “Key Employees.”

(pp) “Knowledge” means, with respect to the Company, the knowledge of Rick Faulk and Diane Basile, Harry Li, Lyn van Huben, including (i) their actual knowledge, and (ii) the knowledge a prudent business person in a similarly situated position should have obtained in the conduct of their business, including through reasonable inquiry of all relevant employees, advisors and consultants of the Company with respect to the particular matter in question, but does not require the Company to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel.

(qq) “Laws” means any federal, state, local, municipal, foreign, national, supranational, or other law (including common law), regulation, code, statute, rule, regulation, ordinance, judgment, injunction, settlement, award, writ, order or decree or other requirement of any Governmental Entity.

(rr) “Lien” means any lien, pledge, charge, claim, mortgage, adverse rights, and security interest or other encumbrance of any sort.

(ss) “made available” means exclusively those documents for which full and correct copies were made available in the electronic data room established for the purposes of the transactions contemplated by this Agreement, but excludes any documents uploaded to such electronic data room within 48 hours prior to the date of this Agreement.

(tt) “Material Adverse Effect” means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business or results of operations of the Company and the Company, taken as a whole, except for any such events, changes or effects resulting from: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which any party to this Agreement operates that does not disproportionately affect such party; (iii) the effect of any action taken by Parent or Sub or their respective Affiliates (provided such action was without the participation or consent of the Company) with respect to the transactions contemplated hereby or with respect to the Company; (iv) the effect of any changes after the date hereof in applicable laws or accounting rules not uniquely relating to the Company; (v) any outbreak of material hostilities, acts of war, sabotage or terrorism or military actions or any material escalation or worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; or (vi) any failure by the Company to meet any internal projections or forecasts or revenue or earnings predictions for any past, current or future period (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred).

(uu) “Maximum Participation Amount” has the meaning ascribed to such term in the Certificate of Incorporation of the Company.

(vv) “NCA Target” means $0.

(ww) “Net Current Assets” means, with respect to the Company, an amount determined as the difference between

(1) the sum of, on a consolidated basis: all current assets, including cash and accounts receivable (less bad debt and sales allowances), but excluding any deferred Tax assets, and

(2) the sum of (without duplication), on a consolidated basis: all current liabilities, including accrued vacation and unpaid severance costs of the Company and its Subsidiaries, on a consolidated basis, in each case, as of immediately prior to the Closing, determined in accordance with GAAP, consistently applied. Net Current Assets shall be calculated in accordance with the sample calculation set forth on APPENDIX V. For purposes hereof, current liabilities shall (i) include all liabilities for Taxes as of immediately prior to the Effective Time, whether or not such liabilities for Taxes would be then due and payable and including the employer portion of any employment and payroll Taxes or other withholding obligations, such as social security and Medicare taxes (or similar withholding obligations under applicable state, local or foreign Law), with respect to the exercise or cancellation of Company Options and Company Warrants and/or payments made or to be made to Company Holders, whether or not such liabilities for Taxes would be treated as a current liability under GAAP and (ii) exclude Indebtedness for borrowed money and deferred Tax liabilities.

(xx) “Ordinary Course” with respect to a Person means in the ordinary course of business of such Person, consistent with past practice.

(yy) “Per Share Common Amount” means an amount of cash equal to the quotient obtained by dividing (i) an amount equal to (A) the Initial Merger Consideration, minus (B) the Aggregate Series B Preference Amount, minus (C) the Aggregate Series A-1 Preference Amount, minus (D) the Aggregate Series A Preference Amount, plus (E) the aggregate exercise price of all Cashed-Out Options, plus (F) the aggregate exercise price of all Cashed-Out Warrants and plus (G) the aggregate amount of outstanding principal and accrued interest outstanding under the Stockholder Loans by (ii) the Fully Diluted Common Number.

(zz) “Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(aaa) “Post-Closing Payments” means the amounts, if any, payable to the Company Holders (i) in connection with an Upward Adjustment Amount and (ii) in connection with the release of any remaining Holdback Amount pursuant to Article VIII hereof.

(bbb) “Pre-Closing Taxes” means (i) all Taxes of the Company for all Pre-Closing Tax Periods, (ii) any Tax obligation of any of the Company Holder(s), (iii) any Taxes imposed on or incurred by any Company Holder(s) or the Company as a result of consummation of the transactions contemplated by this Agreement, (iv) any and all Taxes of any Person (other than any of the Company) for which any of the Company is responsible as a result of being a transferee or successor before the Closing Date, a contract entered into before the Closing Date, or being a member of a consolidated, combined, unitary or affiliated group or fiscal unity before the Closing Date, and (v) all Taxes of the Company (include any payroll Taxes or employer-side withholding) incurred in connection with any payments under Section 1.10(e), whether made before, at or after the Closing, of the Option Consideration to the Company Option Holders; provided, however, that Pre-Closing Taxes shall not include any Taxes attributable to any election under Section 338 or 336(e) of the Code with respect to the transactions contemplated by this Agreement or any other post-Closing action taken by the Parent or the Company that has the effect of increasing the Taxes of the Company for a Pre-Closing Tax Period.

(ccc) “Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

(ddd) “Preference Amount” means the Aggregate Series B Preference Amount, the Aggregate Series A-1 Preference Amount and the Aggregate Series A Preference Amount.

(eee) “Pro Rata Portion” means, with respect to each Company Holder, an amount equal to the quotient obtained by dividing (i) the number of shares of Company Common Stock held by such Company Holder plus shares of Company Common Stock issuable upon exercise or conversion in full of all convertible securities, options, warrants or other rights to acquire Company Common Stock, in each case, that are vested and then held by such Company Holder by (ii) the Fully Diluted Common Number. The respective Pro Rata Portion of each Company Holder with respect to the Holdback Amount and any Upward Adjustment is set forth on the Closing Allocation Schedule, expressed as a percentage.

(fff) “Related Agreements” means the Certificate of Merger and all other agreements entered into by the Company in connection with the transactions contemplated herein.

(ggg) “Selected Key Employees” means the employees listed in APPENDIX IV hereof under the heading “Selected Key Employees.”

(hhh) “Series A Preference Amount” has the meaning ascribed to such term in the Certificate of Incorporation of the Company.

(iii) “Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.0001 per share, of the Company.

(jjj) “Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.

(kkk) “Series A-1 Preference Amount” has the meaning ascribed to such term in the Certificate of Incorporation of the Company.

(lll) “Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.0001 per share, of the Company.

(mmm) “Series B Preference Amount” has the meaning ascribed to such term in the Certificate of Incorporation of the Company.

(nnn) “Stockholder Loans” shall mean any indebtedness of any Company Holder in favor of the Company as of the Effective Time.

(ooo) “Stockholder Representative Fund” shall mean an expense fund established by the Company Holders prior to the Effective Time for the payment of out-of-pocket expenses of the Stockholder Representative pursuant to Section 8.4(c).

(ppp) “Stockholder Representative Fund Amount” shall mean an amount equal to $500,000.

(qqq) “Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

(rrr) “Subsidiary” means any corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

(sss) “Tax” and, collectively, “Taxes” means any and all federal, state and local taxes of any country, assessments and other governmental charges, fees, duties, impositions and liabilities of any kind whatsoever, including taxes based upon or measured by gross receipts, gross income, net income, franchise, alternative or add-on minimum, gains, profits, capital stock, net worth, production, business and occupation, stamp, transfer, sales, use, value added, services, bulk sales, excise, custom duties, ad valorem, property taxes (real, tangible or intangible), estimated, recapture, employment, payroll, social security (or equivalent), fringe benefit, unemployment, disability, severance, withholding, unclaimed property, recapture, premium, windfall profits, utility, telecommunications, license, and registration, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

(ttt) “Tax Authority” means any Governmental Entity responsible for the imposition, determination or collection of any Tax or the review or audit of any Tax Return.

(uuu) “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

(vvv) “Tax Return” means any return, report, statement, declaration, claim for refund, information return or other document (including any schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information and any estimated Tax returns and withholding Tax returns) filed or required to be filed with any Governmental Entity with respect to any Tax, or the administration of any Laws, regulations or administrative requirements relating to any Tax.

(www) “Third Party Expenses” means all fees and expenses incurred by the Company in connection with the Merger, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

(xxx) “Total Merger Consideration” means the sum of (i) the Adjusted Merger Consideration, (ii) plus an amount equal to the portion of any Holdback Amount delivered to the Paying Agent for the benefit of the Company Holders pursuant to Section 8.3(i) (iv) plus an amount equal to the Stockholder Representative Fund Amount.

(yyy) “Total Outstanding Shares” means the aggregate number of shares of Company Capital Stock (plus the aggregate number of shares issuable upon exercise of Company Options, Warrants and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, shares of Company Capital Stock on an as-converted, exercised or exchanged to Company Capital Stock basis, but excluding shares of Company Common Stock issuable in respect of Company Options that are not vested as of the Closing and that shall terminate in accordance with Section 1.6(h)) issued and outstanding immediately prior to the Effective Time.

APPENDIX I-B

Definitions

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	Section 5.13(a)
409A Plan	Section 2.19(c)
Acquisition Proposal	Section 4.2(a)
Agreement	Preamble
Bankruptcy and Equity Exceptions	Section 2.4
Basket Amount	Section 8.3(a)
Break-Up Fee	Section 9.2
Cancelled Options	Section 1.6(h)
Cashed-Out Option Agreement	Section 1.11(a)(ii)
Cashed-Out Options	Section 1.6(h)
Cashed-Out Warrant Agreement	Section 1.11(a)(ii)
Cashed-Out Warrants	Section 1.6(g)
Certificate of Incorporation	Section 2.1
Certificate of Merger	Section 1.2
Charter Documents	Section 2.1
Claim	Section 8.3(i)
Claim Dispute Notice	Section 8.3(e)(ii)
Closing	Section 1.2
Closing Allocation Schedule	Section 5.15
Closing Date	Section 1.2
Closing Deficiency	Section 1.7(e)
Closing Statement	Section 1.7(a)
COBRA	Section 2.19(b)
Company	Preamble
Company Database	Section 2.13(u)
Company Employee Plans	Section 2.19(a)
Company Intellectual Property	Section 2.13(a)
Company Permits	Section 2.25
Company Products	Section 2.13(a)
Company Registered Intellectual Property	Section 2.13(c)
Company Stock Certificates	Section 1.11(a)(ii)
Company Technology	Section 2.13(a)
Confidential Disclosure Agreement	Section 5.4
Conflict	Section 2.5
Contaminants	Section 2.13(aa)
Contracts	Section 2.5
Contributor	Section 2.13(n)
Current Balance Sheet	Section 2.7(a)

Customer Information	Section 2.12(f)
Delaware Law	Section 1.1
Development Tools	Section 2.13(s)
Disclosure Schedule	Section 5.20
Dissenting Share Payments	Section 1.9(c)
Dissenting Shares	Section 1.9(a)
Effective Time	Section 1.2
Employment Agreements	Section 7.2(v)(i)
Equipment	Section 2.12(e)
ERISA	Section 2.19(a)
ERISA Affiliate	Section 2.19(a)
Estimated Closing Date Balance Sheet	Section 1.7(a)
Estimated Closing Date NCA	Section 1.7(a)
Exchange Documents	Section 1.11(a)(ii)
Exempted Losses	Section 8.3(a)
Expense Reimbursement	Section 9.2
Financials	Section 2.7(a)
FIRPTA Compliance Certificate	Section 5.8
First Review Period	Section 1.7(c)
Fraud	Section 8.3(a)
Fundamental Rep Survival Date	Section 8.1(a)
Fundamental Representations	Section 8.1(a)
Generally Available Software	Section 2.13(a)
Inbound Licenses	Section 2.13(f)
Indemnified Parties	Section 8.2(a)
Indemnifying Parties	Section 8.2(a)
Intellectual Property Representations	Section 8.1(a)
Intellectual Property Rights	Section 2.13(a)
Interim Financials	Section 2.7(a)
IP Contracts	Section 2.13(k)
Lease Agreements	Section 2.12(b)
Leased Real Property	Section 2.12(a)
Letter of Transmittal	Section 1.11(a)(i)
Losses	Section 8.2(a)
Match Period	Section 9.1(g)
Material Contract	Section 2.14
Merger	Recitals
Non-Continuing Employees	Section 5.12(b)
Objection Notice	Section 1.7(c)
Officer’s Claim Certificate	Section 8.3(e)(i)
Open Source Software	Section 2.13(q)(i)
Option Consideration	Section 1.6(h)
Outbound Licenses	Section 2.13(i)
Parent	Preamble
Paying Agent	Section 1.8

Payoff Letters	Section 7.2(g)
Pending Claim	Section 8.3(i)
Personal Data	Section 2.13(a)
Post-Closing Statement	Section 1.7(b)
Pre-Closing Return	Section 6.4
Pre-Closing Tax Contest	Section 6.5
Privacy Policies	Section 2.13(v)
Registered Intellectual Property	Section 2.13(a)
Requisite Stockholder Approval	Section 5.1(a)(i)
Restrictive Covenant Agreements	Recitals
Security Policies	Section 2.13(y)
Settlement Agreement	Section 1.7(d)
Soliciting Materials	Section 5.1(b)
Standard PO	Section 2.23
Stockholder Representative	Preamble
Sub	Preamble
Superior Proposal	Section 4.2(b)
Survival Date	Section 8.1(a)
Surviving Corporation	Section 1.1
Technology	Section 2.13(a)
Upward Adjustment Amount	Section 1.7(e)
WARN Act	Section 2.20
Year-End Financials	Section 2.7(a)